United States Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              (Amendment No. ____)

                               CORNERSTONE BANCORP
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

    South Carolina                        6021                     57-1077978
-----------------------------  ---------------------------   -------------------
(State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

       1670 East Main Street, Easley, South Carolina 29640 (864) 306-1444
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

       1670 East Main Street, Easley, South Carolina 29640 (864) 306-1444
--------------------------------------------------------------------------------
                    (Address of principal place of business)

                                                  Copies to:
     Mr. J. Rodger Anthony                        George S. King, Jr., Esquire
     Chief Executive Officer                      Suzanne Hulst Clawson, Esquire
     Cornerstone Bancorp                          Haynsworth Sinkler Boyd, P.A.
     1670 East Main Street                        1201 Main Street, Suite 2200
     Easley, South Carolina 29640                 Columbia, South Carolina 29201
     (864) 306-1444                               (803) 540-7819
     (Name, address and telephone number of
     agent for service)

Approximate date of proposed sale to the public: As soon as possible after effectiveness of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

     Title of each                                       Proposed           Proposed maximum
  class of securities          Amount to be          maximum offering      aggregate offering          Amount of
    to be registered            registered            price per unit              price             registration fee
    ----------------            ----------            --------------              -----             ----------------
      Common Stock            445,000 shares              $13.50              $6,007,500.00             $707.08

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus


                               CORNERSTONE BANCORP


                                 445,000 Shares

                                  Common Stock

                                $13.50 per Share


         Cornerstone Bancorp is the holding company for Cornerstone National Bank, its wholly-owned subsidiary.

         We are offering 445,000 shares of our common stock for a purchase price of $13.50 per share. The minimum purchase is 100 shares.

         No underwriters or compensated selling agents are currently involved in this offering, and we plan to sell the common stock directly to the public solely through the efforts of our officers and directors.

         Our stock is not traded or listed on any national securities exchange or market, and there currently is no known market for our stock. We have no present plans to have our stock listed on an exchange.

         Please make subscription checks payable to "Cornerstone Bancorp." This offering will terminate on ____________, 2005 (unless we extend the termination date to no later than ____________, 2005), or it may be terminated earlier if all of the shares are sold. You must purchase at least 100 shares to participate in this offering. No minimum amount of stock is required to be sold in this offering, and subscription funds will not be escrowed. See "OFFERING AND METHOD OF SUBSCRIPTION."

         The purchase of these securities involves risks. See "RISK FACTORS," beginning on page 4 to read about factors you should consider before making a decision about whether to invest in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock we are offering are not savings accounts or deposits. They will NOT be insured by the Federal Deposit Insurance Corporation or any other government agency or company.

                                                                              Per Share                  Total(1)
                                                                              ---------                  --------
Public offering price..............................................            $ 13.50                $ 6,007,500
Underwriting discounts and commissions.............................                -0-                        -0-
                                                                               -------                -----------
Proceeds, before expenses, to Cornerstone Bancorp..................            $ 13.50                $ 6,007,500


(1) This is the amount of proceeds before deduction of expenses associated with this offering payable by Cornerstone Bancorp. Such expenses are estimated at $60,000.

                 The Date of this Prospectus is __________, 2005

                                TABLE OF CONTENTS


                                                                                                               Page

SUMMARY...........................................................................................................1
SUMMARY CONSOLIDATED FINANCIAL INFORMATION........................................................................3
RISK FACTORS......................................................................................................4
FORWARD LOOKING STATEMENTS........................................................................................8
OFFERING AND METHOD OF SUBSCRIPTION...............................................................................8
USE OF PROCEEDS...................................................................................................9
PRO FORMA CAPITALIZATION.........................................................................................10
DIVIDENDS........................................................................................................10
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..........................................................11
BUSINESS OF CORNERSTONE BANCORP AND CORNERSTONE NATIONAL BANK....................................................11
SERVICES WE OFFER................................................................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................16
DIRECTORS AND EXECUTIVE OFFICERS.................................................................................36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................37
MANAGEMENT COMPENSATION..........................................................................................38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................40
SUPERVISION AND REGULATION.......................................................................................40
DESCRIPTION OF OUR COMMON STOCK..................................................................................45
MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND REPORTS TO SHAREHOLDERS..........................47
LEGAL MATTERS....................................................................................................48
ACCOUNTING MATTERS...............................................................................................48
FINANCIAL STATEMENTS............................................................................................F-1

APPENDIX A -- Subscription Agreement


                   -------------------------------------------



         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from the information contained in this prospectus. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is correct only as of the date on the front cover page of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock.

                                     SUMMARY

         This is a brief summary of some of the information in this prospectus. It is not a complete statement of all material facts about the matters in this prospectus. Please read the entire prospectus carefully before you make a decision whether to invest. Unless the context indicates otherwise, as used throughout this prospectus, the terms "we", "us", "our" and the "Company" mean Cornerstone Bancorp and its subsidiaries, and references to "you", "your", "I", "me" and "my" refer to prospective purchasers of our common stock in this offering. The term our "bank" refers to our subsidiary bank, Cornerstone National Bank. Words in the masculine include the feminine genders, and words in the plural include the singular and words in the singular include the plural.

Cornerstone Bancorp

         Cornerstone Bancorp is the holding company for Cornerstone National Bank. Our principal executive office is located at 1670 East Main Street, Easley, South Carolina 29640. Our telephone number is (864) 306-1444.

Cornerstone National Bank

         Cornerstone National Bank is a national bank organized in 1999 that engages in a commercial and retail banking business from its main office at 1670 East Main Street in Easley, South Carolina, and from branches located at 45 Farrs Bridge Road in the Berea area of Greenville, South Carolina, and 11000 Anderson Road in the Powdersville area of Anderson County, South Carolina.

Our Directors and Executive Officers

         Our directors, who are also the directors of Cornerstone National Bank, are:

          J.  Rodger  Anthony               S. Ervin  Hendricks, Jr.
          Walter L. Brooks                  Joe E. Hooper
          T. Edward Childress, III          Robert R. Spearman
          Ben L. Garvin                     John M. Warren, Jr.
          J. Bruce Gaston                   George I. Wike, Jr.

         Our executive officers are J. Rodger Anthony, our President, and Jennifer M. Champagne, our Executive Vice President and Chief Financial Officer. Ben L. Garvin is our Secretary and Treasurer and President of our bank.

         Our directors and executive officers have preliminarily indicated that they plan to purchase an aggregate of 112,500 shares in the offering, though they have no obligation to do so, and may purchase more or fewer shares or no shares.

Management Philosophy and Policy

         We believe that, with the increased demand for banking services arising from steady growth in population and personal income, the banking market will continue to grow in our market areas. The wave of bank mergers and consolidations has resulted in most banks in our market areas being controlled by large out-of-state institutions. One of the primary objectives of our business philosophy is to provide citizens of our communities with more opportunity to have their banking needs met locally. Our officers and directors are involved extensively in business in our market areas and strive to make meeting the credit needs of our areas a first priority. We believe that a large number of bank customers prefer a local bank, and we are dedicated to providing personalized banking to the citizens of our market areas. Based on our knowledge of our market areas as long-time residents and business people, we believe that, as a bank owned and managed by people living and working in the local area, we can better serve the community than large institutions headquartered outside South Carolina for the following reasons:

     o Decisions regarding credit and services of a bank can best be made at a local level.

     o Funds made available from local deposits should be re-invested in the depositors' community.

     o Stability and continuity of management within a banking institution without frequent changes are important to its customers.

         We provide personalized banking services, with emphasis on knowledge of the individual financial needs and objectives of our customers and an appropriate array of services to meet those needs and objectives, coupled with timely response. We seek to promote continuous long-term relationships between officers and customers by minimizing transfers of account officers to different customers, departments or locations. We also seek to limit the number of accounts served by each of our officers to a level that will permit personal attention to each customer and full development of each customer's business relationship with us. Furthermore, because we make all credit and related decisions locally, we are able to provide prompt responses to our customers.

Use of Proceeds

         We plan to use the proceeds of this offering to provide additional capital to fund growth for our bank and for our general corporate purposes. No minimum amount is required to be sold in this offering and we will not escrow the proceeds.

The Offering

Shares of common stock offered.............  445,000

Offering price per share...................  $13.50

Minimum individual purchase................  100 shares

Dividends..................................  We have in the past,  and expect to
                                             continue   for   the    foreseeable
                                             future,  to retain our  earnings to
                                             fund the  development and growth of
                                             our business.  Therefore, we do not
                                             anticipate declaring cash dividends
                                             on   our   common   stock   in  the
                                             foreseeable future. See "DIVIDENDS"
                                             on page 10.

Use of proceeds............................  Assuming all of the shares are sold, we estimate the following amounts will be received and used:
                                             Proceeds received                                    $6,007,500
                                             o  Used to pay offering expenses                     $  (60,000)
                                                                                                  ----------
                                             o  Used to increase our bank's capital and for
                                                general corporate purposes                        $5,947,500
                                                                                                  ==========
                                                See "USE OF PROCEEDS" on page 9.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth summary consolidated financial data for Cornerstone Bancorp. The financial data for the five years ended December 31, 2004 are derived from our audited consolidated financial statements. The financial data for the six-month periods ended June 30, 2005 and 2004 are derived from our unaudited consolidated financial statements. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. You should read the following summary consolidated financial information in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis or Plan of Operation" beginning on page 16.

                                                     Six Months ended                          Years ended
                                                         June 30,                              December 31,
                                                         --------                              ------------
(Dollars in thousands, except per share)             2005        2004         2004        2003       2002         2001       2000
                                                     ----        ----         ----        ----       ----         ----       ----
                                                      (Unaudited)
Income Statement Data:
  Interest income .............................   $  2,788    $  2,087    $  4,532    $  3,801    $  3,293    $  2,927     $  2,055
  Interest expense ............................        922         591       1,291       1,196       1,213       1,423          834
                                                  --------    --------    --------    --------    --------    --------     --------
  Net interest income .........................      1,866       1,496       3,241       2,605       2,080       1,504        1,221
  Provision for loan losses ...................         36          88         197         174         183         180          102
                                                  --------    --------    --------    --------    --------    --------     --------
  Net interest income after provision
    for loan losses ...........................      1,830       1,408       3,044       2,431       1,897       1,324        1,119
  Noninterest income ..........................        437         352         719         617         472         191           73
  Noninterest expense .........................      1,509       1,371       2,710       2,509       2,062       1,659        1,074
                                                  --------    --------    --------    --------    --------    --------     --------
  Income (loss) before income taxes ...........        758         389       1,053         539         307        (144)         118
  Income tax expense (benefit) ................        276         148         389         183          60          (7)          34
                                                  --------    --------    --------    --------    --------    --------     --------
     Net income (loss) ........................   $    482    $    241    $    664    $    356    $    247    $   (137)    $     84
                                                  ========    ========    ========    ========    ========    ========     ========
Balance Sheet Data:
  Average Earning Assets ......................   $ 89,817    $ 77,166    $ 81,269    $ 68,660    $ 56,718    $ 40,973     $ 25,692
  Assets ......................................    101,272      86,182     100,632      84,540      66,673      50,950       35,382
  Securities (1) ..............................     11,570      12,347      12,689      14,592      18,625      12,807        9,841
  Loans (2) ...................................     76,271      64,926      75,158      59,409      41,700      31,473       18,438
  Allowance for loan losses ...................        955         813         919         728         553         384          207
  Deposits ....................................     82,030      69,703      82,519      65,286      53,708      39,910       24,791
  Shareholders' equity ........................      9,216       8,313       8,777       8,167       7,860       7,614        7,692
Per Share Data: (3)
   Earnings (losses) (4) ......................        .40         .20         .56         .30         .21        (.12)         .07
   Book value .................................       7.87        7.10        7.50        6.97        6.71        6.50         6.57
Selected Ratios:
    Return on average assets(5) ...............        .97%        .57%        .75%        .48%        .40%       (.31%)        .30%
    Return on average equity(5) ...............      10.73%       5.84%       7.89%       4.45%       3.20%      (1.80%)       1.11%
    Net interest margin (5) (6) ...............       4.19%       3.91%       3.99%       3.79%       3.67%       3.67%        4.75%
    Efficiency (7) ............................      65.52%      74.40%      68.53%      77.87%      80.78%      97.87%       82.99%
    Equity to assets(8) .......................       9.10%       9.65%       8.72%       9.66%      11.79%      14.94%       21.74%
Capital and Liquidity Ratios: (9)
    Average equity to average assets ..........       9.03%       9.78%       9.57%      10.85%      12.57%      17.10%       27.07%
    Leverage (4.00% required minimum) .........        8.6%        8.9%        8.4%        9.0%        9.8%       11.1%        16.9%
    Tier 1 risk-based capital ratio ...........        9.7%       10.7%        9.9%       11.1%       13.9%       16.1%        26.2%
    Total risk-based capital ratio ............       10.8%       11.9%       11.1%       12.2%       15.0%       17.2%        27.1%
    Average loans to average deposits .........       92.5%       91.5%       91.9%       81.8%       89.1%       71.1%        75.7%

--------
(1) Includes available-for-sale securities stated at fair value and held-to-maturity securities at amortized book value. Nonmarketable equity securities are excluded.
(2)  Loans are stated at gross amounts before allowance for loan losses.
(3) Per share data for the six months ended June 30, 2004 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000 has been restated for the 10% stock dividends in 2005, 2004, 2003 and 2002.
(4)  Diluted.
(5) Ratios for less than one year have been annualized. (6) Net interest income divided by average earning assets.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.
(8)  Ending equity divided by ending assets.
(9) Capital and liquidity ratios are presented for the bank only. The capital adequacy of the Company is measured by the capital ratios of the bank because the Company has assets less than $150 million.

                                  RISK FACTORS

         Investment in our stock involves a significant degree of risk. Before subscribing to purchase any of our shares, you should consider certain risks and speculative features that are inherent in and affect our business. You should only make an investment after careful consideration of the risk factors below. You should not invest in our stock unless you can afford an investment involving such risks. You should consider the following risks as well as others:

Risks Related to an Investment in Our Common Stock

         You may lose your total investment.

          Significant risks are associated with an investment in the common stock of a relatively new company and with investment in a banking business. Therefore, you should make sure before investing that you are financially able to sustain a total loss of any funds used to purchase our common stock. Our common stock is not a savings account or deposit, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         Our common stock is not listed on any exchange and has no trading market, so you may have to hold our common stock indefinitely.

         Our common stock is not traded or listed on any national securities exchange or market, and currently there is no trading market for our stock. It is not likely that an active and liquid trading market will develop or be maintained in the foreseeable future. The development of an active public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, our common stock may not be appropriate as a short-term investment, and you should be prepared to hold our common stock indefinitely. We also cannot assure you that you will be able to resell your shares of common stock for a price that is equal to or greater than the offering price.

         We will not pay cash dividends in the foreseeable future.

         We have never paid cash dividends and do not plan to pay cash dividends in the foreseeable future. We plan to use the funds that might otherwise be available to pay dividends to expand our business.

         Declaration and payment of dividends are within the discretion of our board of directors. Cornerstone National Bank will be our most likely source of funds with which to pay cash dividends. Our bank's declaration and payment of future dividends to us are within the discretion of the bank's board of directors and are dependent upon the bank's earnings, financial condition, need to retain earnings for use in its business and any other pertinent factors. Payment of dividends by our bank is also subject to various regulatory requirements.
See "DIVIDENDS."

         Provisions in our articles of incorporation and South Carolina law may discourage or prevent takeover attempts, and these provisions may have the effect of reducing the market price for our stock.

         Our articles of incorporation include several provisions that may have the effect of discouraging or preventing hostile takeover attempts, and therefore of making the removal of incumbent management difficult. The provisions include staggered terms for our board of directors and requirements of supermajority votes to approve certain business transactions. In addition, South Carolina law contains several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors, and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. To the extent that these provisions are effective in discouraging or preventing takeover attempts, they may tend to reduce the market price for our stock. See "DESCRIPTION OF CAPITAL STOCK."

         Our existing management will maintain significant control over us following the offering.

         Our directors and executive officers currently beneficially own 39.10% of our common stock as of August 31, 2005. If our directors and executive officers purchase the number of shares they have preliminarily indicated they plan to purchase in this offering, they will beneficially own 35.43% of our outstanding common stock immediately following this offering assuming that we sell all of the offered shares. This percentage may increase to the extent that the executive officers and directors elect to purchase additional shares in connection with this offering or we sell less than all of the offered shares.

Accordingly, our current executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to our shareholders for approval (including decisions relating to the election of directors).

         We arbitrarily determined the offering price.

         The price at which we are selling our stock in this offering has not been set as a result of arm's length negotiations or with reference to prices established in an active trading market. In setting the offering price we made reference to our knowledge of a few recent trades in our stock as well as data regarding prices of other community bank holding companies. We cannot assure you that you will be able to sell your shares at or above $13.50 per share.

         We may need additional capital and we may dilute your common stock ownership.

         We have no present intention to issue additional stock after this offering, but we may attempt to do so in the future if we decide additional capital is required or useful. We have not attempted to determine whether additional capital would be available or the terms on which such capital might be available. Our common stock is not subject to any preemptive rights. Therefore, your percentage ownership of our common stock will be diluted if we sell additional shares of our common stock, if options we have granted are exercised, and as we grant stock awards, options or other awards to hire or retain employees. See "SUPERVISION AND REGULATION -- Capital Adequacy Guidelines for Bank Holding Companies and National Banks" and "DESCRIPTION OF CAPITAL STOCK
- No Preemptive Rights."

Risks Related to Our Business

         We have a limited operating history, and as a result our financial performance to date may not be a reliable indicator of whether our business strategy will be successful.

         We did not commence operations until September, 1999, and therefore you have a limited historical basis upon which to rely for gauging our business performance and making an investment decision. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to sucessfully implement our long-term business plans. Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategy will be successful.

         We depend on the services of a number of key personnel, and a loss of any of those personnel could disrupt our operations and result in reduced revenues.

         We are a relationship-driven organization. Our growth and development to date have depended in large part on the efforts of our senior management team. These senior officers have primary contact with our customers and are extremely important in maintaining personalized relationships with our customer base, a key aspect of our business strategy, and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations and possibly result in reduced revenues if we were unable to find suitable replacements promptly.

         If our loan customers do not pay us as they have contracted to, we may experience losses.

         Our principal revenue producing business is making loans. If the loans are not repaid, we will suffer losses. Even though we maintain an allowance for loan losses, the amount of the allowance may not be adequate to cover the losses we experience. We attempt to mitigate this risk by a thorough review of the creditworthiness of loan customers. Nevertheless, there is risk that our credit evaluations will prove to be inaccurate due to changed circumstances or otherwise.

         Our business is concentrated in relatively small market areas, and a downturn in the economy of those areas, a decline in area real estate values or other events in our market area may adversely affect our business.

         Substantially all of our business is located in the Easley, Berea and Powdersville areas of South Carolina. As a result, our financial condition and results of operations may be affected by changes in the economies of these small market areas. A prolonged period of economic recession, a general decline in our market area real estate values or other adverse economic conditions in those areas may result in decreases in demand for our services, increases in nonpayment of loans and decreases in the value of collateral securing loans. The existence of adverse economic conditions, declines in real estate values or the occurrence of other adverse economic conditions in our market areas and South Carolina could have a material adverse effect on our business, future prospects, financial condition or results of operations.

         We face strong competition from larger, more established competitors which may adversely affect our ability to operate profitably.

         We encounter strong competition from financial institutions operating in our market areas. In the conduct of our business, we also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation as we are. Many of these competitors have substantially greater resources and lending abilities than we have and offer services, such as investment banking, trust and international banking services that we do not provide. We believe that we have and will continue to be able to compete effectively with these institutions because of our experienced bankers and personalized service, as well as through loan participations and other strategies and techniques. However, we cannot promise that we are correct in our belief. If we are wrong, our ability to operate profitably may be negatively affected.

Risks Related to Our Industry

         We are subject to governmental regulation which could change and increase our cost of doing business or have an adverse affect on our business.

         We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with the requirements of these agencies is costly and may limit our growth and earnings and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, and locations of offices. We are also subject to capitalization guidelines established by federal authorities and our failure to meet those guidelines could result, in an extreme case, in our bank being placed in receivership. We have also recently been subjected to the extensive and expensive requirements imposed on public companies by the Sarbanes-Oxley Act of 2002 and related regulations.

         The laws and regulations applicable to us could change at any time, and we cannot predict the impact of these changes on our business or profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

         We are susceptible to changes in monetary policy and other economic factors which may adversely affect our ability to operate profitably.

         Changes in governmental, economic and monetary policies may affect the ability of our bank to attract deposits and make loans. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state and local economic conditions. All of these matters are outside of our control and affect our ability to operate profitably.

         Our continued pace of growth or regulatory requirements may require us to raise additional capital in the future, but that capital may not be available when it is needed or be available on favorable terms.

         We anticipate that our capital resources following this offering will satisfy our capital requirements for the foreseeable future. Nevertheless, we may need to raise additional capital to support additional growth or to meet regulatory requirements. Our ability to raise additional capital, if needed, will depend, among other things, on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. If we cannot raise additional capital on acceptable terms when needed, our ability to further expand our operations through internal growth and acquisitions could be limited.

         Technological changes affect our business, and we may have fewer resources than many of our competitors to invest in technological improvements.

         The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services. In addition to enabling financial institutions to serve clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success may depend, in part, upon our ability to use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services. Many of our competitors have substantially greater resources to invest in technological improvements.

         Our profitability and liquidity may be affected by changes in interest rates and economic conditions.

         Our profitability depends upon our net interest income, which is the difference between interest earned on our interest-bearing assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest earned on loans and investments. Interest rates, and consequently our results of operations, are affected by general economic conditions (domestic and foreign) and fiscal and monetary policies. Monetary and fiscal policies may materially affect the level and direction of interest rates. Beginning in June 2004, the Federal Reserve has increased its target for short-term interest rates by 250 basis points from 1.0% to 3.5%. Increases in interest rates generally decrease the market values of interest-bearing investments and loans held and therefore may adversely affect our liquidity and earnings. Increased interest rates also generally affect the volume of mortgage loan originations, and the ability of borrowers to perform under existing variable rate loans of all types.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend, " "estimate," "project, " "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These  forward-looking  statements  are based on current  expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a new company with a limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    our growth and our ability to maintain growth;

     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans;

     o loss of consumer confidence and economic disruptions resulting from terrorist activities; and

     o the factors discussed in "Risk Factors" beginning on page 4 of this prospectus.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                       OFFERING AND METHOD OF SUBSCRIPTION

The Offering

         We are offering 445,000 shares of our common stock (no par value) at a price of $13.50 per share. The price of the common stock has not been set as the result of arm's length negotiations or with reference to prices established in an active trading market.

         The minimum individual purchase pursuant to this offering is 100 shares. We reserve the right to alter the individual minimum purchase amount and specifically reserve the right to approve all purchases.

Plan of Distribution

         We presently plan to make this offering to the public only through our executive officers and directors. We will not pay any commission or other sales compensation to any of our officers or directors in connection with this offering.

Method of Subscription

         You may subscribe for shares by delivering the enclosed subscription form, completed and executed, together with full payment of the subscription price, to us, at 1670 East Main Street, Easley, South Carolina 29640. All subscription payments must be made in United States dollars by check, bank draft, or money order drawn to the order of "Cornerstone Bancorp." Subscriptions and full payment must be received on or prior to the Termination Date (as defined below).

         We reserve the right to reject any subscription in whole or in part or to cancel acceptance of any subscription in whole or in part until the date the shares subscribed hereunder are issued for any reason whatsoever. If we do not accept, or if we cancel, all or part of a subscription, all funds relating to the unaccepted or cancelled portion shall be promptly returned to the subscriber without interest. Only the President of Cornerstone Bancorp has the authority to accept or reject a subscription, or portion thereof, on our behalf.

No Escrow of Subscription Funds

         We will not escrow subscription funds. Subscribers will become our shareholders upon our final acceptance of their subscriptions. As stated under "Method of Subscription," funds related to any subscription or portion thereof that is not accepted or cancelled will be promptly returned to the subscriber without interest.

Termination Date or Extension of the Offering

         We will offer shares of our common stock in this offering until the earlier of: (1) the sale of 445,000 shares; (2) our decision to terminate the offering; or (3) ____________, 2005 (the "Termination Date"). While we intend to use our reasonable efforts to sell 445,000 shares, we may terminate the offering without notice to anyone before all such shares are sold. No minimum amount of shares is required to be sold in this offering.

         We may extend the Termination Date until ____________, 2005, in our sole discretion.

Issuance of Stock Certificates

         We  will  issue   certificates   for   shares  of  our  common   stock,
subscriptions for which we have accepted and which have been paid for by the subscriber promptly after confirmation of payment.

No Trading Market for the Common Stock

         Our stock is not traded or listed on any national securities exchange or market, and there currently is no market for our stock. We have no present plans to have our stock listed on an exchange. See "RISK FACTORS -- Our common stock is not listed on any exchange and has no trading market, so you may have to hold our common stock indefinitely."

                                 USE OF PROCEEDS

         We plan to use the proceeds from this offering first to pay offering expenses which we estimate will be approximately $60,000. If we sell all of the offered shares, we expect the net proceeds to be $5,947,500.

         We plan to use the net proceeds of this offering to increase the capital of Cornerstone National Bank or for other activities in which we, as a bank holding company, are permitted to engage.

                            PRO FORMA CAPITALIZATION

         The following table sets forth our capitalization at June 30, 2005, and our pro forma capitalization after completion of this offering. Pro forma information is provided for the assumed sale in this offering of 445,000 shares. The table assumes that estimated offering expenses of $60,000 have been deducted from the proceeds of the sale of the shares, and that all of the shares were sold on June 30, 2005.

Shareholders' Equity
(Dollars in thousands)                                                                                               Pro Forma if
                                                                                                                       445,000
                                                                                                  Actual            shares sold in
                                                                                               June 30, 2005        this offering(1)
                                                                                               -------------        -------------

Preferred stock, (10,000,000 shares authorized) none issued ........................            $         -            $          -
Common stock, no par value (20,000,000 shares authorized)
       1,170,938 shares issued .....................................................              9,018,750                       -
          1,615,938 shares issued ..................................................                      -              14,966,250
Retained earnings ..................................................................                258,068                 258,068
Accumulated other comprehensive income (loss) ......................................                (61,161)                (61,161)
                                                                                                -----------             -----------
          Total Shareholders' Equity ...............................................            $ 9,215,657             $15,163,157
                                                                                                ===========             ===========

-----------
(1) Proceeds of the offering are assumed to be $5,947,500 after payment of $60,000 of expenses of the offering.

                                    DIVIDENDS

         We do not plan to pay any cash dividends in the foreseeable future and may never pay cash dividends. We plan to use the funds that might otherwise be available to us to pay cash dividends to expand our business. We have, however, issued 10% stock dividends in each of the past four years, and may do so in the future if our Board determines it is appropriate to do so.

         If we ever pay cash dividends, the most likely source will be dividends paid to us by our bank. Accordingly, our payment of dividends is indirectly subject to the same laws and regulations that govern the payment of dividends by national banks.

         Our bank's ability to pay dividends is restricted under the national banking laws and by regulations of the Comptroller of the Currency. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Payment of dividends out of net profits is further limited by 12 U. S. C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals the amount of its capital, unless there has been transferred to surplus not less than 1/10 of the bank's net profits of the preceding two consecutive half year periods (in the case of an annual dividend). Pursuant to 12 U. S. C. Section 60 (b), the approval of the Comptroller of the Currency is required if the total of all dividends declared by our bank in any calendar year will exceed the total of its net income for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. The Comptroller of the Currency has issued policy statements that indicate that insured banks should generally only pay cash dividends out of current operating earnings.

         The payment of cash dividends by our bank may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of cash dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. Paying dividends that deplete a bank's capital base to an inadequate level may constitute an unsafe and unsound banking practice.

         We cannot give you any assurance when, or whether, we will be in a position to pay cash dividends on our common stock. Once our bank becomes sufficiently profitable in the judgment of its directors, its directors expect that our bank will pay us some dividends in cash. However, as stated above, we anticipate that all or substantially all of our bank's earnings in the foreseeable future will be required for use in the development of our business. Furthermore, even if our bank pays cash dividends to us, we are not required, in turn, to pay dividends to our shareholders. See "DESCRIPTION OF CAPITAL STOCK - Dividends."

                       MARKET FOR COMMON STOCK AND RELATED
                               STOCKHOLDER MATTERS

         As discussed above under "RISK FACTORS" and "OFFERING AND METHOD OF SUBSCRIPTION," no established market has developed for our common stock, and our common stock is not listed on any exchange nor is it traded in the Nasdaq Stock Market, Inc. Furthermore, we do not plan to list our stock on any exchange at any time in the near future, and we do not expect a market for our stock to develop in the near future. Management is aware of a few transactions in 2005 in which our common stock traded between $12.50 and $14.00 per share. However, management has not ascertained that these transactions were the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock.

         As of June 30, 2005, we had 1,170,938 shares of our common stock outstanding held by approximately 508 shareholders of record. As of June 30, 2005, we had outstanding options to purchase 94,288 shares of our common stock.

                         BUSINESS OF CORNERSTONE BANCORP
                          AND CORNERSTONE NATIONAL BANK

General

         We are a South Carolina bank holding company incorporated in 1999. We have no operations other than those carried on by Cornerstone National Bank, our wholly owned subsidiary. Our bank was also organized in 1999, and conducts a general banking business under a national bank charter granted by the Office of the Comptroller of the Currency of the United States (the "OCC") pursuant to the National Bank Act. Our bank conducts its activities from its main office in Easley, South Carolina, which opened in September, 1999, from a branch office in the Berea area of Greenville, South Carolina, which opened in August, 2002, and from a branch office in the Powdersville area of Anderson County, South Carolina, which opened in July, 2005. In 2004, our bank established a wholly owned subsidiary, Crescent Financial Services, Inc. ("Crescent"), which is an insurance agency. Crescent has not yet engaged in any business activities.

         Our business primarily consists of accepting deposits and making loans. We seek deposit accounts from households and businesses in our primary market areas by offering a full range of savings accounts, retirement accounts, checking accounts, money market accounts, and time certificates of deposit. We also make commercial, real estate and installment loans, primarily on a secured basis, to borrowers in the Upstate area of South Carolina and make other authorized investments. We offer both in-house and brokered conventional residential mortgage loans. Brokered loans are funded by a third party investor. We do not hold any loans for sale.

         As of June 30, 2005, our bank employed 36 people. Our full service branch located at 45 Farrs Bridge Road in the Berea area of Greenville, South Carolina, maintains a staff of approximately five experienced banking personnel. Our other full service branch located at 11000 Anderson Road in the Powdersville area of Anderson County, South Carolina maintains a staff of approximately five experienced banking personnel and an experienced on-site mortgage lender.

Management Philosophy and Policy

         We believe that, with the increased demand for banking services arising from steady growth in population and personal income, the banking market will continue to grow in our market areas. The wave of bank mergers and consolidations has resulted in most banks in our market areas being controlled by large out-of-state institutions. One of the primary objectives of our business philosophy is to provide citizens of our communities with more opportunity to have their banking needs met locally. Our officers and directors are involved extensively in business in our market areas and strive to make meeting the credit needs of our areas a first priority. We believe that a large number of bank customers prefer a local bank, and we are dedicated to providing personalized banking to the citizens of our market areas. Based on our knowledge of our market areas as long-time residents and business people, we believe that, as a bank owned and managed by people living and working in the local area, we can better serve the community than large institutions headquartered outside South Carolina for the following reasons:

     o Decisions regarding credit and services of a bank can best be made at a local level;

     o Funds made available from local deposits should be re-invested in the depositors' community; and

     o Stability and continuity of management within a banking institution without frequent changes are important to its customers.

         We provide personalized banking services, with emphasis on knowledge of the individual financial needs and objectives of our customers and an appropriate array of services to meet those needs and objectives, coupled with timely response. We seek to promote continuous long-term relationships between officers and customers by minimizing transfers of account officers to different customers, departments or locations. We also seek to limit the number of accounts served by each of our officers to a level that will permit personal attention to each customer and full development of each customer's business relationship with us. Furthermore, because we make all credit and related decisions locally, we are able to provide prompt responses to our customers.

Market Area

         Our primary market areas are the city of Easley, South Carolina and the immediately surrounding areas of Pickens County, the Berea area of Greenville County, and contiguous areas, and the Powdersville area of Anderson County, South Carolina, and contiguous areas. Pickens, Anderson, Greenville, Spartanburg and Cherokee Counties comprise the Greenville Metropolitan Statistical Area (the "Greenville MSA"), which is South Carolina's largest metro area. On January 1, 1993, the federal government's Office of Management and Budget added Anderson and Cherokee Counties to the Greenville MSA which theretofore consisted of only Pickens, Greenville and Spartanburg Counties. The Greenville MSA experienced a 15.9% increase in population from 830,563 in 1990 to 962,441 in 2000, and the population is expected to reach over one million people by the year 2010. In 1999, the median household income for the Greenville MSA was $39,295.

         The economies of each of Pickens County, Anderson County and Greenville County are dominated by the manufacturing, wholesale and retail trade, service and construction sectors. Pickens County's population grew by 18% from 93,894 in 1990 to 110,757 in 2000, ranking it 13th among the 46 counties in South Carolina in terms of population growth over the past decade, and 13th in population size. In 2004, the population of Pickens County was estimated at 112,475. In 2000, approximately 66% of the population was between 18 to 64 years old with another 11% being 65 or older. In 1999, median household income was $36,214, the 15th highest ranking among counties in the state, and an increase of 37.5% over the 1989 amount. Anderson County's population grew by 14.1% from 145,196 in 1990 to 165,740 in 2000, ranking it 21st among South Carolina counties in terms of population growth over the past decade, and seventh in population size. In 2004, the population of Anderson County was estimated at 173,550. In 2000, approximately 62% of the population was between 18 to 64 years old with another 14% being 65 or older. In 1999, median household income was $36,807, the 12th highest ranking among counties in the state, and an increase of 43% over the 1989 amount. Greenville County's population grew by 18.6% from 320,167 in 1990 to 379,616 in 2000, ranking it 11th among South Carolina counties in terms of population growth over the past decade, and first in population size. In 2004, the population of Greenville County was estimated at 401,174. In 2000, approximately 64% of the population was between 18 to 64 years old with another 12% being 65 or older. In 1999, median household income was $41,149, the fifth highest ranking among counties in the state, and an increase of 41.5% over the 1989 amount. The population of Easley in 2000 was 17,754, and the median household income in 1999 was $38,204. The population of Berea in 2000 was 14,158, and the median household income in 1999 was $32,670. The population of Powdersville in 2000 was 5,362, and the median household income in 1999 was $50,255.

         The foregoing statistical information is derived from the South Carolina Statistical Abstract 2005 and South Carolina Community Profiles, both publications of the South Carolina Budget and Control Board, Office of Research and Statistics. We believe these to be reliable sources, but we have not independently confirmed all of such information and make no representations as to its accuracy.

         The banking industry plays an important role in the economy of an area. There is a close correlation between personal income and deposits, loans, and other banking services. The anticipated increase in personal income because of anticipated increasing income levels and population growth in the market areas over the next decade, points to a greater demand for banking services in the future.

Competition

         South Carolina law permits statewide branching by banks and savings and loan associations. Consequently, many financial institutions have branches located in several communities. Currently, in addition to our bank, 11 commercial banks and one savings institution operate branches in Pickens County, 22 commercial banks and three savings institutions operate branches in Greenville County, and 15 commercial banks operate branches in Anderson County. The principal areas and methods of competition in the banking industry are the services offered, pricing of those services, the convenience and availability of the services, and the degree of expertise and personal manner with which those services are offered.

         We encounter strong competition from most of the financial institutions in our extended market area. In the conduct of certain areas of our business, we also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as we are. Most of these competitors have substantially greater resources and lending abilities than we have and offer certain services, such as international banking, investment banking, and trust services, which we do not presently provide. However, we believe that we have been able to compete effectively with these larger institutions because of our experienced bankers and personalized service, as well as through loan participations and other strategies and techniques.

                                SERVICES WE OFFER

Deposits

         We offer the full range of deposit services typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, retirement accounts (including Individual Retirement Accounts), and savings and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. We solicit these accounts from individuals, businesses, associations and organizations, and government authorities. Although we intend to be competitive in our efforts to attract deposit accounts, we do not aggressively seek jumbo certificates of deposit (certificates in amounts greater than $100,000).

Lending Activities

         We offer a range of lending services, including, commercial loans, consumer loans, and real estate mortgage loans. To address the risks inherent in making loans, we maintain an allowance for loan losses based on, among other things, an evaluation of our loan loss experience, management's experience at other financial institutions in the market area, the amount of, and trends in, past due and nonperforming loans, current and anticipated economic changes, and the values of certain loan collateral. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and specific loans. However, because there are some risks that cannot be precisely quantified, management's judgment of the allowance is necessarily approximate and imprecise. The adequacy and methodology of the allowance for loan losses is subject to regulatory examination.

Real Estate Loans

         One of the primary components of our loan portfolio is loans secured by first or second mortgages on residential and commercial real estate. These loans generally consist of short to mid-term commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and we frequently charge an origination fee. We seek to manage credit risk in the commercial real estate portfolio by emphasizing loans secured by owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we generally require personal guarantees of the principal owners of the property. The loan-to-value ratio for first and second mortgage loans and for construction loans generally does not exceed 80%. In an effort to control our interest rate risk, long term residential mortgage loans are funded and owned by third party investors.

         The principal economic risk associated with all loans, including real estate loans, is the creditworthiness of our borrowers. The ability of a borrower to repay a real estate loan depends upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. In the case of a real estate purchase loan, the borrower may be unable to repay the loan at the end of the loan term and thus may be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. Each of these factors increases the risk of nonpayment by the borrower.

         We also face additional credit risks to the extent that we engage in making adjustable rate mortgage loans ("ARMs"). In the case of an ARM, as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. The marketability of all real estate loans, including ARMs, is also generally affected by the prevailing level of interest rates.

Commercial Loans

         We make loans for commercial purposes in various lines of business. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), and loans for purchases of equipment and machinery. Equipment loans are typically made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans vary greatly depending upon the circumstances, and loan terms are structured on a case-by-case basis to better serve customer needs.

         The risks associated with commercial loans vary with many economic factors, including the economy in our market areas. The well-established banks in our market areas make proportionately more loans to medium- to large-sized businesses than we make. Many of our commercial loans are made to small- to medium-sized businesses, which are typically smaller, have shorter operating histories, and less sophisticated record keeping systems than larger entities. As a result, these smaller entities may be less able to withstand adverse competitive, economic and financial conditions than larger borrowers. In addition, because payments on loans secured by commercial property generally depend to a large degree on the results of operations and management of the properties, repayment of such loans may be subject, to a greater extent than other loans, to adverse conditions in the real estate market or the economy.

Consumer Loans

         We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and unsecured revolving lines of credit. The secured installment and term loans to consumers generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property. The underwriting criteria for home equity loans and lines of credit are generally the same ones we apply when making a first mortgage loan, as described above, and home equity lines of credit typically expire 15 years or less after origination, unless renewed or extended.

         Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

Other Services

         We participate in a regional network of automated teller machines that may be used by bank customers in major cities throughout the Southeast. We offer both VISA and MasterCard brands of bankcards together with related lines of credit. The lines of credit may be used for overdraft protection as well as pre-authorized credit for personal purchases and expenses. We also provide travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts, but do not currently provide international or trust banking services. We offer an Internet banking product accessible via our custom website. The interactive banking product includes an electronic bill payment service that allows customers to make scheduled and/or recurring bill payments electronically. We also offer merchant and other business related services to our commercial customers. We have a residential mortgage loan department with a highly experienced staff qualified to make virtually any type of residential mortgage loan.

Asset and Liability Management

         Our primary earning assets consist of the loan portfolio and investment portfolio. We generally make efforts to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not possible. The majority of our securities investments are in marketable obligations of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

         Long-term loans are priced primarily to be interest-rate sensitive with only a small portion of our portfolio of long-term loans at fixed rates. Such fixed-rate loans generally do not have maturities longer than fifteen years, except in exceptional cases.

         Deposit accounts represent the majority of our liabilities. These include transaction accounts, savings and money market accounts and certificates of deposit. The maturities or repricing horizons of the majority of interest-sensitive accounts are 12 months or less.

Additional Information

         For additional information about our business, see "Management's Discussion and Analysis or Plan of Operation."

Offices

         Our main office and Cornerstone National Bank's main office are located at 1670 East Main Street, Easley, South Carolina 29640. The bank also has branches located at 45 Farrs Bridge Road in the Berea area of Greenville, South Carolina, and at 11000 Anderson Road in the Powdersville area of Anderson County, South Carolina. We own all of these properties, and we believe our offices are well-suited to our banking business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         As discussed above, Cornerstone Bancorp is a bank holding company and has no operations other than those carried on by its wholly owned subsidiary, Cornerstone National Bank. In 2004, our bank established a wholly owned subsidiary, Crescent Financial Services, Inc., but Crescent did not engage in any transactions in 2004.

         The following information describes various financial aspects of our business. This information should be read in conjunction with our consolidated financial statements, which appear elsewhere in this prospectus, and our Form 10-KSB for the year ended December 31, 2004, and our Form 10-QSB for the quarter ended June 30, 2005, which have been filed with the Securities and Exchange Commission.

         Per share data in this discussion has been adjusted to reflect 10% stock dividends distributed in each of 2005, 2004 and 2003.

Critical Accounting Policies

         We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Our management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by our management are based on historical experience and other factors, which they believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by our management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and the results of our operations.

         We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. For a detailed description of our estimation process and methodology related to the allowance for loan losses refer to the sections "--Financial Condition and Results of Operations for the Years ended December 31, 2004 and 2003 -- Allowance for Loan Losses", "--Potential Problem Loans", --Impaired Loans" and Note 1 to our consolidated financial statements for the years ended December 31, 2004 and 2003.

                  Financial Condition and Results of Operations
                 for the Years ended December 31, 2004 and 2003

Overview of Earnings Performance

         We earned  $664,000  in 2004,  $356,000  in 2003 and  $274,000 in 2002.
After accounting for the effects of 10% stock dividends in each of 2005, 2004 and 2003, this equates to income per basic common share of $.57 in 2004, $.30 in 2003 and $.21 in 2002, and to income per diluted common share of $.56 in 2004, $.30 in 2003 and $.21 in 2002. Our earnings have consistently improved as we have grown. We had net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) of $3.2 million, $2.6 million, and $2.1 million for 2004, 2003, and 2002, respectively. We also had other operating income (principally mortgage loan origination fees and service fees on deposits) of $719,000, $617,000, and $472,000 in 2004, 2003, and 2002, respectively. We provided $197,000, $174,000, and $183,000 to our allowance for loan losses in 2004, 2003, and 2002, respectively, and had other operating expenses (principally salaries and benefits, occupancy and data processing expenses) of $2.7 million in 2004, $2.5 million in 2003, and $2.1 million in 2002. Over the past several years the consistent rise in our earnings has been a result of the growth in our interest earning assets without corresponding growth in our operating expenses. Our net interest income after the provision for loan losses plus other income increased 23.5% in 2004 over 2003, while our noninterest expense increased only 8.0% for the year. 2003 results compared to 2002 results show a similar relationship between net interest income after the provision for loan losses and noninterest expenses.

Net Interest Income

         Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of our earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and the relative funding of these assets. Due to the fact that our assets are largely monetary in nature, material changes in interest rates can have a material impact on our net interest income. We monitor our assets and liabilities and the interest sensitivity of these assets and liabilities using various tools, including models which attempt to calculate the impact on our net interest margin as interest rates change. However, these models, as well as the tables included here, employ assumptions about our interest-sensitive assets and liabilities which may or may not prove to be accurate. Such assumptions include, but are not limited to, repayment patterns of borrowers, calls of securities, and unscheduled redemptions of certificates of deposit. The tables on the following pages include historical analyses of yields earned and rates paid on interest-sensitive assets and liabilities, the effects of changes in the volume and relative mix of interest sensitive assets and liabilities, the effect of changes in interest rates, and the ratio of assets and liabilities repricing over specific time horizons. While our management cannot predict the timing and extent of changes in interest rates, they can attempt to manage our interest rate sensitivity to enable us to react to protect our earnings stream throughout various interest rate cycles.

         For the years ended December 31, 2004, 2003, and 2002 our net interest income was $3.2 million, $2.6 million, and $2.1 million, respectively. The consistent increases were primarily attributable to increases in the volume of loans (see "Rate/Volume Analysis of Net Interest Income" below). Our average interest earning assets increased to $81.3 million in 2004 from $68.7 million in 2003. Our relatively young age makes interest earning asset growth a primary driver of net interest income. Our average yield on interest earning assets increased slightly in 2004 to 5.58% from 5.54% in 2003 and decreased from 5.81% in 2002 to 5.54% in 2003. Our average cost of interest bearing liabilities continued its decline to 1.83% in 2004 from 2.08% in 2003. The average cost decreased from 2.59% in 2002 to 2.08% in 2003. Our net yield on average interest earning assets increased in 2004 to 3.99% from 3.79% in 2003.

         The table, "Average Balances, Yields and Rates", provides a detailed analysis of the effective yields and rates on the categories of our interest earning assets and interest bearing liabilities for the years ended December 31, 2004 and 2003.
                       Average Balances, Yields and Rates
                             (Dollars in thousands)

                                                            Year Ended December 31, 2004        Year Ended December 31, 2003
                                                            ----------------------------        ----------------------------
                                                                        Interest                             Interest
                                                           Average       Income/    Yields/     Average       Income/    Yields/
                                                         Balances(1)     Expense    Rates(2)  Balances(1)     Expense   Rates(2)
                                                         -----------     -------    --------  -----------     -------   --------
Assets
Securities ............................................      $12,752       $  494      3.87%      $14,986       $  586     3.91%
Federal Funds Sold ....................................        3,389           48      1.42%        4,378           49     1.12%
Loans (3) .............................................       65,128        3,990      6.13%       49,296        3,166     6.42%
                                                             -------       ------                 -------       ------
       Total interest earning assets ..................       81,269        4,532      5.58%       68,660        3,801     5.54%
                                                                           ------                               ------
Cash and due from banks ...............................        2,016                                1,578
Allowance for loan losses .............................         (816)                                (626)
Premises and equipment ................................        3,510                                3,557
Cash surrender value of life insurance policies .......        1,434                                  107
Other assets ..........................................          548                                  507
                                                             -------                              -------
       Total assets ...................................      $87,961                              $73,783
                                                             =======                              =======

Liabilities and shareholders' equity
Interest bearing liabilities
     Interest bearing transaction accounts ............      $11,833       $  120      1.01%       $8,488       $   91     1.07%
     Savings and money market .........................       15,829          161      1.02%       13,320          161     1.21%
     Time deposits $100,000 and over ..................       13,707          374      2.73%       11,750          346     2.94%
     Other time deposits ..............................       20,849          521      2.50%       18,851          533     2.83%
                                                             -------       ------                 -------       ------
       Total interest bearing deposits ................       62,218        1,176      1.89%       52,409        1,131     2.16%
Federal Funds purchased and
    customer repurchase agreements ....................        5,886           68      1.15%        5,094           64     1.25%
FHLB advances .........................................        2,509           47      1.87%          137            2     1.46%
                                                             -------       ------                 -------            -
       Total interest bearing liabilities .............       70,613        1,291      1.83%       57,640        1,197     2.08%
                                                                           ------                               ------
Noninterest bearing demand deposits ...................        8,652                                7,847
Other liabilities .....................................          279                                  288
Shareholders' equity ..................................        8,417                                8,008
                                                             -------                              -------
       Total liabilities and shareholders' equity .....      $87,961                              $73,783
                                                             =======                              =======
Interest rate spread (4)                                                               3.75%                               3.46%
Net interest income and net yield on earning assets(5)                     $3,241      3.99%                      $2,604   3.79%
                                                                           ======                               ======
Interest free funds supporting earning assets (6) .....     $ 10,656                              $11,020

(1)  Average balances calculated based on a daily basis.
(2) Calculated based on the number of days in the year that each type of asset or liability was in existence.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis. Interest income on loans includes loan fee income as well as interest income. The amount of loan fees included is not considered material.
(4) Total interest bearing assets yield less the total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

Rate/Volume Analysis of Net Interest Income

         As indicated under "Net Interest Income", our net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest-sensitive assets and liabilities and the impact caused by changes in interest rates earned or paid. Each table compares two years as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year. Because we are in a high-growth stage (typical of young institutions), average balance increases (volume) have had the greatest magnitude of impact through each of the two comparison periods.

                  Year Ended December 31, 2004 compared to 2003

                                                                                         Increase (Decrease) Due to
                                                                                         --------------------------
                                                                                                           Volume/
                                                                              Volume          Rate         Rate (1)          Change
                                                                              ------          ----         --------          ------
                                                                                           (Dollars in Thousands)
Interest earned on:
     Securities ....................................................        $   (87)        $    (6)        $     1         $   (92)

     Federal Funds sold ............................................            (11)             12              (3)             (2)
     Loans .........................................................          1,017            (145)            (47)            825
                                                                            -------         -------         -------         -------
          Total interest income ....................................            919            (139)            (49)            731
                                                                            -------         -------         -------         -------
Interest paid on:
     Deposits ......................................................            180            (117)            (17)             46
     Federal Funds purchased & customer repurchase
         agreements ................................................             10              (5)             (1)              4
FHLB advances ......................................................             37               -               8              45
                                                                            -------         -------         -------         -------
          Total interest expense ...................................            227            (122)            (10)             95
                                                                            -------         -------         -------         -------
Change in Net Interest Income ......................................        $   692         $   (17)        $   (39)        $   636
                                                                            =======         =======         =======         =======

                  Year Ended December 31, 2003 compared to 2002

                                                                                            Increase (Decrease) Due to
                                                                                            --------------------------
                                                                                                             Volume/
                                                                              Volume           Rate          Rate (1)        Change
                                                                              ------           ----          --------        ------
                                                                                              (Dollars in Thousands)
Interest earned on:
     Securities ....................................................          $  41           $ (41)          $  (3)          $  (3)

     Federal Funds sold ............................................            (22)            (28)              7             (43)
     Loans .........................................................            871            (238)            (79)            554
                                                                              -----           -----           -----           -----
          Total interest income ....................................            890            (307)            (75)            508
                                                                              -----           -----           -----           -----
Interest paid on:
     Deposits ......................................................            293            (219)            (58)             16
     Federal Funds purchased & customer repurchase
         Agreements ................................................             (5)            (31)              2             (34)
FHLB advances ......................................................              -               -               2               2
                                                                              -----           -----           -----           -----
          Total interest expense ...................................            288            (250)            (54)            (16)
                                                                              -----           -----           -----           -----
Change in Net Interest Income ......................................          $ 602           $ (57)          $ (21)          $ 524
                                                                              =====           =====           =====           =====

(1) Volume/Rate is calculated as the difference between the average balances for the periods multiplied by the difference between the average rates for the periods.

Interest Rate Sensitivity

         Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be made in a timely manner.

         We measure interest sensitivity using various methods. One such method is a static GAP measurement, which compares the amount of interest sensitive assets repricing within a one year time period as compared to the amount of interest sensitive liabilities repricing within the same time frame. Although this method does not take into account loan prepayments and other non-contractual changes in balances and the applicable interest rates, it does give some information as to possible changes in net interest income that could be expected simply as a result of changes in interest rates. On a cumulative basis, rate sensitive assets exceeded rate sensitive liabilities, resulting in an asset sensitive position at the end of 2004 of $14.4 million, for a cumulative gap ratio of 1.26 calculated at the one-year time horizon. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities, as was the case at the end of 2004 with respect to the one-year time horizon. For a bank with a positive gap, rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect.

         The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loan may be repriced contractually. Deposits in other banks and debt securities are reflected at the earlier of each instrument's repricing date for variable rate instruments or the ultimate maturity date for fixed rate instruments. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, we are under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Federal funds purchased is presented in the immediate repricing interval because the interest rate paid adjusts at the beginning of each month.

                          Interest Sensitivity Analysis

                                                                              December 31, 2004
                                                                              -----------------
                                                          1-3       3-12         1-3        3-5         5-15       > 15
                                            Immediate    Months    Months       Years      Years        Years      Years      Total
                                            ---------    ------    ------       -----      -----        -----      -----      -----
                                                                         (Dollars in Thousands)
Interest earning assets
    Securities (1) ......................   $      -   $  5,202   $  1,498    $  4,706    $      -    $  1,283   $    532   $ 13,221
    Federal funds sold ..................      4,131          -          -           -           -           -          -      4,131
    Loans (2) ...........................     46,111      5,620      7,338       7,454       7,505       1,130          -     75,158
                                            --------   --------   --------    --------    --------    --------   --------   --------
        Total interest earning assets ...     50,242     10,822      8,836      12,160       7,505       2,413        532     92,510
                                            --------   --------   --------    --------    --------    --------   --------   --------

Interest bearing deposits
    Interest bearing transaction accounts     13,416          -          -           -           -           -          -     13,416
    MMDA's & Savings ....................     19,379          -          -           -           -           -          -     19,379
    Time deposits $100M and over ........        132        643      4,779       7,706       3,752           -          -     17,012
    Other time deposits .................        969      2,762      7,904       7,291       4,381           -          -     23,307
    Customer repurchase agreements ......      4,484          -      1,000           -           -           -          -      5,484
    FHLB advances .......................          -         11         33       1,633       1,634          89          -      3,400
                                            --------   --------   --------    --------    --------    --------   --------   --------
        Total liabilities ...............   $ 38,380   $  3,416   $ 13,716    $ 16,630    $  9,767    $     89  $       -   $ 81,998
                                            --------   --------   --------    --------    --------    --------   --------   --------

Interest sensitivity gap ................   $ 11,862   $  7,406   $ (4,880)   $ (4,470)   $ (2,262)   $  2,324   $    532   $ 10,512
Cumulative interest sensitivity gap .....   $ 11,862   $ 19,268   $ 14,388    $  9,918    $  7,656    $  9,980   $ 10,512
Gap ratio ...............................       1.31       3.17        .64         .73         .77        1.00       1.00       1.13
Cumulative gap ratio ....................       1.31       1.46       1.26        1.14        1.09        1.12       1.13

(1) Securities with call features have been included in the period in which the security becomes callable.
(2) There were no nonaccruing loans or unamortized deferred loan fees, both of which would normally be subtracted from loans for purposes of this table.

                                                                                December 31, 2003
                                                                                -----------------
                                                             1-3       3-12        1-3        3-5       5-15       >15
                                               Immediate    Months    Months      Years      Years      Years      Years      Total
                                               ---------    ------    ------      -----      -----      -----      -----      -----
                                                                         (Dollars in Thousands)
Interest earning assets
    Securities (1) ........................   $      -   $  4,431   $  4,759    $  2,944   $  1,006   $  1,452   $    460   $ 15,052
    Federal funds sold ....................      3,159          -          -           -          -          -          -      3,159
    Loans (2) .............................     34,037      4,049      4,896       6,615      8,831        981          -     59,409
                                              --------   --------   --------    --------   --------   --------   --------   --------
        Total interest earning assets .....     37,196      8,480      9,655       9,559      9,837      2,433        460     77,620
                                              --------   --------   --------    --------   --------   --------   --------   --------

Interest bearing deposits
    Interest bearing transaction accounts .      9,999          -          -           -          -          -          -      9,999
    MMDA's & Savings ......................     15,189          -          -           -          -          -          -     15,189
    Time deposits $100M and over ..........          -      1,606      5,641       1,233      3,322          -          -     11,802
    Other time deposits ...................        144      3,924      6,662       2,240      6,124          -          -     19,094
    Customer repurchase agreements ........      4,772          -          -       1,000          -          -          -      5,772
    FHLB advances .........................      5,000          -          -           -          -          -          -      5,000
                                              --------   --------   --------    --------   --------   --------   --------   --------
        Total interest bearing liabilities    $ 35,104   $  5,530   $ 12,303    $  4,473   $  9,446   $      -  $       -   $ 66,856
                                              --------   --------   --------    --------   --------   --------   --------   --------

Interest sensitivity gap ..................   $  2,092   $  2,950   $ (2,648)   $  5,086   $    391   $  2,433   $    460   $ 10,764
Cumulative interest sensitivity gap .......   $  2,092   $  5,042   $  2,394    $  7,480   $  7,871   $ 10,304   $ 10,764
Gap ratio .................................       1.06       1.53        .78        2.14       1.04       1.00       1.00       1.16
Cumulative gap ratio ......................       1.06       1.12       1.05        1.13       1.12       1.15       1.16

(1) Securities with call features have been included in the period in which the security becomes callable.
(2) There were no nonaccruing loans or unamortized deferred loan fees, both of which would normally be subtracted from loans for purposes of this table

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. The following table summarizes the activity in the allowance for loan losses.

                                                                                               Year ended December 31,
                                                                                               -----------------------
                                                                                      2004                2003               2002
                                                                                      ----                ----               ----
Allowance for possible loan losses, beginning of year ...................          $ 727,971           $ 553,372          $ 384,320
Provision for loan losses ...............................................            197,010             173,574            182,842
Charge-offs .............................................................             (5,597)                  -            (13,790)
Recoveries ..............................................................                  -               1,025                  -
                                                                                   ---------           ---------          ---------
Allowance for possible loan losses, end of year .........................          $ 919,384           $ 727,971          $ 553,372
                                                                                   =========           =========          =========

         See "--Impaired Loans" and "--Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Other Income

         Our other income, which consists primarily of mortgage loan origination fees, service charges on deposit accounts, and other fee income, increased by $102,000 to approximately $719,000 in 2004 from $617,000 in 2003 and $472,000 in
2002. The increase in 2004 is primarily the result of increases in the number of deposit accounts and fees from our overdraft protection product. Growth in the mortgage loan origination department was responsible for the increase in fees from 2002 to 2003. However, mortgage origination volume in 2004 decreased after the unusually high level of refinancing activity in previous years slowed as a result of the stabilization of interest rates.

Other Expenses

         Our other expenses, which consist primarily of salaries and employee benefits, occupancy, and data processing totaled $2.7 million for 2004, $2.5 million for 2003, and $2.1 million for the year ended December 31, 2002. Salaries and employee benefits rose to $1.5 million in 2004 from $1.4 million in 2003 and $1.2 million in 2002. The increases in each year were due to the hiring of additional staff to support our growth and annual salary increases. Net occupancy increased by 2.8% in 2004 to $439,000. This increase is due to price increases. These expenses increased $111,000 or 35.2% for the year ended December 31, 2003 as compared to 2002. This increase was largely a result of a full year of costs associated with our Berea branch opened in August 2002. Data processing expense decreased by 10.6% in 2004 as compared to 2003 as a result of renegotiation of certain contractual arrangements. The increase of $27,000 or 20.2% to $159,000 for 2003 from $133,000 for 2002 was due to growth in the number of accounts processed under certain terms of our previous data processing contract. Our efficiency ratio which is measured as noninterest expense as a percentage of the sum of net interest income plus other income improved to 69% in 2004 compared to 78% in 2003 and 81% in 2002 as our noninterest expenses were spread over a larger customer base.

Income Taxes

         For 2004 we recorded income tax expense of $389,000 compared to $183,000 in 2003 and $60,000 for 2002. The increases are due to our increased profitability. We account for income taxes under Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses, depreciation, and pre-opening expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes. Refer to the notes to our consolidated financial statements contained elsewhere herein for more information.

Investment Securities

         Management assigns securities upon purchase into one of the categories (trading, available-for-sale and held-to-maturity) designated by Statement of SFAS No. 115 based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. We have not historically held securities for trading purposes. As of December 31, 2004, 2003 and 2002, our investment portfolio comprised approximately 13.1%, 17.8%, and 28.2%, respectively, of total assets.

         The following table summarizes the carrying amounts of securities we held at December 31, 2004 and 2003. Available-for-sale securities are stated at estimated fair value. Held-to-maturity securities are stated at amortized cost. Federal Reserve Bank and Federal Home Loan Bank of Atlanta stocks have no quoted market value, but have historically been redeemed at par value, and are therefore carried at cost.

                   Investment Securities Portfolio Composition

                                                                December 31,
                                                                ------------
                                                            2004           2003
                                                            ----           ----
                                                         (Dollars in thousands)
Available for sale:
   U.S. Government Agencies ........................       $ 7,475       $ 8,463
   Mortgage-backed securities ......................           880           680
   Corporate bonds .................................           217           227
   Municipal bonds .................................           403             -
                                                           -------       -------
      Total available for sale .....................         8,975         9,370

Held to maturity
   U.S. Government Agencies ........................         3,714         5,222

Federal Reserve Bank stock .........................           210           210
Federal Home Loan Bank of Atlanta stock ............           322           250
                                                           -------       -------

Total ..............................................       $13,221       $15,052
                                                           =======       =======


         The following table presents contractual maturities and weighted average yields of securities at December 31, 2004 and 2003. Securities are presented at their carrying value.

              Investment Securities Portfolio Maturities and Yields

                                                                          December 31, 2004                 December 31, 2003
                                                                          -----------------                 -----------------
                                                                      Amount             Yield          Amount             Yield
                                                                      ------             -----          ------             -----
                                                                       (Dollars in thousands)             (Dollars in thousands)
Available for sale securities:
U.S. Government Agencies
     Within one year ...........................................    $   496              2.68%        $ 1,185              4.25%
     After one through five years ..............................      6,979              3.27%          5,000              3.07%
     After five through ten years ..............................          -                 -%          1,506              4.10%
     After ten years ...........................................          -                 -%            772              1.71%
FNMA Mortgage-backed securities (1) ............................        880              3.66%            680              4.08%
Corporate bonds
     Within one year ...........................................        217              7.05%              -                 -%
     After one through five years ..............................          -                 -%            227              7.01%
Municipal bonds maturing in five to ten years ..................        403              4.54%              -                 -%

Held to maturity securities:
U.S. Government Agencies
     After one through five years ..............................      3,714              4.65%          5,222              4.64%

Other securities
     No stated maturity ........................................        532              4.64%            460              4.78%
                                                                    -------                           -------
     Total .....................................................    $13,221              3.82%        $15,052              3.90%
                                                                    =======                           =======

(1) The FNMA Mortgage-backed security matures within 10 years on an amortizing basis.

         Securities classified as available-for-sale are recorded at fair market value. While several individual securities are in an unrealized loss position as of December 31, 2004, none of these securities has been in a continuous loss position for twelve months or more. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature. We believe, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or in industries which management believes pose a material risk to us, and there are no foreign loans. We do have loans in certain broad categories that comprise over 25% of Tier 1 Capital adjusted for the allowance for loan losses. Those categories are as follows: real estate rental and leasing, construction, retail trade, professional, scientific and technical services, manufacturing, health care and social assistance, and other services.

         The amount of loans outstanding at December 31, 2004 and 2003 are shown in the following table according to type of loan:

                           Loan Portfolio Composition

                                                                                             December 31,
                                                                                             ------------
                                                                               2004                              2003
                                                                               ----                              ----
                                                                                        (Dollars in thousands)
                                                                                       % of                            % of
                                                                     Amount            Loans           Amount          Loans
                                                                     ------            -----           ------          -----
Commercial and industrial ................................         $ 13,355             17.8%        $ 11,242           18.9%
Real Estate - construction ...............................           16,011             21.3           12,018           20.2
Real Estate - mortgage
       1-4 family residential ............................           17,211             22.9           15,084           25.4
       Nonfarm, nonresidential ...........................           23,204             30.9           16,662           28.1
       Multifamily residential ...........................            2,517              3.3            1,681            2.8
Consumer installment .....................................            2,860              3.8            2,722            4.6
                                                                   --------            -----         --------          -----
       Total Loans .......................................           75,158            100.0%          59,409          100.0%
        Less allowance for loan losses ...................             (919)                             (728)
                                                                   --------                          --------
           Net Loans .....................................         $ 74,239                          $ 58,681
                                                                   ========                          ========

Maturity Distribution on Loans

         The following table sets forth the maturity distribution of our loans, by type, as of December 31, 2004, as well as the type of interest requirement on such loans.

                         Maturity Distribution of Loans

                                                                                              December 31, 2004
                                                                                              -----------------
                                                                                             (Dollars in Thousands)
                                                                             1 Year            1-5          5 Years
                                                                            or Less(1)        Years         or More          Total
                                                                            ----------        -----         -------          -----
Commercial and industrial ..........................................         $11,013         $ 2,342         $     -         $13,355
Real Estate-construction ...........................................          14,448           1,359             204          16,011
Real Estate-mortgage ...............................................          29,621          11,496           1,815          42,932
Consumer installment ...............................................           2,120             715              25           2,860
                                                                             -------         -------         -------         -------
      Total ........................................................         $57,202         $15,912         $ 2,044         $75,158
                                                                             =======         =======         =======         =======

Predetermined rate, maturity greater than one year .................         $     -         $15,004         $ 1,130         $16,134

Variable rate, maturity greater than one year ......................         $     -         $22,446         $   481         $59,024

(1) Includes loans that mature in one year or less and loans that reprice in one year or less.

Impaired Loans

         A loan will be considered to be impaired when, in management's judgment based on current information and events, it is probable that the loan's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, will be carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying values of any material impaired loans will be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

         Loans which management identifies as impaired generally will be nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2004 and 2003, we had no nonaccrual loans or loans 90 days or more past due and no restructured loans.

         Generally, the accrual of interest will be discontinued on impaired loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

         Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in our portfolio. There were no loans determined by management to be potential problem loans at December 31, 2004.

Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans will be charged against the allowance in the period in which management determines that it is likely that such loans have become uncollectible. Recoveries of previously charged off loans will be credited to the allowance. In reviewing the adequacy of the allowance for loan losses at each year end, our management will take into consideration our historical loan losses, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and any potential problem loans, and the quality of collateral securing nonperforming and problem loans. Management considers the allowance for loan losses to be adequate to cover its estimate of loan losses inherent in the loan portfolio as of December 31, 2004.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio.

                         Summary of Loan Loss Experience

                                                                                                        Year Ended December 31,
                                                                                                        -----------------------
                                                                                                       2004                 2003
                                                                                                       ----                 ----
                                                                                                         (Dollars in thousands)
Total loans outstanding at end of period,
      net of deferred net loan fees .....................................................            $ 75,158              $ 59,409
Average amount of loans outstanding .....................................................            $ 65,128              $ 49,296
Balance of allowance for loan losses-beginning ..........................................            $    728              $    553
Loans charged-off
      Real estate mortgage ..............................................................                   4                     -
      Consumer installment ..............................................................                   2                     -
                                                                                                     --------              --------
      Total charge-offs .................................................................                   6                     -
                                                                                                     --------              --------
Recoveries of loans previously charged-off
      Consumer installment ..............................................................                   -                     1
                                                                                                     --------              --------
      Total recoveries ..................................................................                   -                     1
                                                                                                     --------              --------
Net (charge-offs) recoveries ............................................................                  (6)                    1
                                                                                                     --------              --------
Additions to allowance charged to expense ...............................................                 197                   174
                                                                                                     --------              --------
Additions to allowance charged to expense
Balance of allowance for loan losses-ending .............................................            $    919              $    728
                                                                                                     ========              ========
Ratios
      Net (charge-offs) recoveries to average loans outstanding .........................               <(.01%)                <.01%
      Net (charge-offs) recoveries to loans at end of period ............................               <(.01%)                <.01%
      Allowance for loan losses to average loans ........................................                1.41%                 1.48%
      Allowance for loan losses to loans at end of period ...............................                1.22%                 1.23%
      Net (charge-offs) recoveries to allowance for loan losses .........................                (.60%)                 .14%
      Net (charge-offs) recoveries to provision for loan losses .........................               (2.84%)                 .57%

         The following table presents the allocation of the allowance for loan losses at the end of the years ended December 31, 2004 and 2003, compared with the percent of loans in the applicable categories to total loans. The allowance for loan losses is not restricted to specific categories of loans and is available to absorb losses in all categories.

                     Allocation of Allowance for Loan Losses

                                                                                              December 31,
                                                                                        -----------------------
                                                                                 2004                             2003
                                                                                 -----                            ----
                                                                                        % of                               % of
                                                                      Amount            Loans           Amount             Loans
                                                                      ------            -----           ------             -----
                                                                                         (Dollars in thousands)
Commercial and industrial ..............................              $163              17.8%            $138              18.9%
Real Estate - construction .............................               196              21.3%             147              20.2%
Real Estate - mortgage .................................               525              57.1%             410              56.3%
Consumer installment ...................................                35               3.8%              33               4.6%
                                                                      ----             -----             ----             -----
      Total ............................................              $919             100.0%            $728             100.0%
                                                                      ====             =====             ====             =====

Real Estate Owned

         We had no real estate owned pursuant to foreclosure or in-substance foreclosure at December 31, 2004. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

Deposits

         The amounts and percentage composition of deposits we held as of December 31, 2004 and 2003 are summarized below:

                               Deposit Composition

                                                                                                 December 31,
                                                                                                 ------------
                                                                                    2004                             2003
                                                                                    ----                             ----
                                                                                          % of                             % of
                                                                         Amount         Deposits            Amount       Deposits
                                                                         ------         --------            ------       --------
                                                                                            (Dollars in thousands)
Noninterest bearing demand ...................................           $ 9,405         11.4%             $ 9,202         14.1%
Interest bearing transaction accounts ........................            13,416         16.3                9,999         15.3
Savings ......................................................             4,006          4.9                3,764          5.8
Money market .................................................            15,373         18.6               11,425         17.5
Time deposits $100,000 and over ..............................            17,012         20.6               11,802         18.1
Other time deposits ..........................................            23,307         28.2               19,094         29.2
                                                                         -------        -----              -------        -----
    Total deposits ...........................................           $82,519        100.0%             $65,286        100.0%
                                                                         =======        =====              =======        =====

         The average amounts of and average rate paid on deposits we held for the years ended December 31, 2004 and 2003, are summarized below:

                                Average Deposits

                                                                                     Year ended December 31,
                                                                                     -----------------------
                                                                             2004                              2003
                                                                             ----                              ----
                                                                   Amount             Rate            Amount             Rate
                                                                   ------             ----            ------             ----
                                                                                      (Dollars in thousands)
Noninterest bearing demand .............................          $ 8,652                -%           $ 7,847               -%
Interest bearing transaction accounts ..................           11,833             1.01%             8,488            1.07%
Savings and money market ...............................           15,829             1.02%            13,320            1.21%
Time deposits $100,000 and over ........................           13,707             2.73%            11,750            2.94%
Other time deposits ....................................           20,849             2.50%            18,851            2.83%
                                                                  -------                             -------
      Total average deposits ...........................          $70,870                             $60,256
                                                                  =======                             =======

         As of December 31, 2004, we held $17.0 million of time deposits of $100,000 or more with $643,000 maturing within three months, $968,000 maturing over three through six months, $3.9 million maturing over six through twelve months, and $11.5 million maturing over twelve months. The vast majority of time deposits $100,000 and over are acquired from customers within our service area in the ordinary course of business. While most of the large time deposits are acquired from customers with standing relationships with us, it is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore such deposits may have the characteristics of shorter-term purchased funds. Time deposits $100,000 and over involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity.

Return on Equity and Assets

         The following table shows our return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2004 and 2003.

                                                    2004               2003
                                                    ----               ----

Return on assets .............................      .75%                .48%
Return on equity .............................     7.89%               4.45%
Dividend payout ratio ........................        -                   -
Equity to assets ratio .......................     9.57%              10.85%

         The return on assets and equity improved in 2004 due largely to growth in our customer base.

Customer Repurchase Agreements

         Customer repurchase agreements consist of sweep accounts and retail repurchase agreements, and totaled $5.5 million and $5.8 million at December 31, 2004 and 2003, respectively. U. S. Government securities with an amortized cost of $6.5 million and $7.3 million (fair value of $6.5 million and $7.4 million) were used as collateral for the sweep accounts and retail repurchase agreements at December 31, 2004 and 2003, respectively. The majority of these accounts pay interest on a floating rate basis.

Plan of Operation

         During 2005, our plan of operation is to attract new deposit and loan customers, to increase the ratio of services per customer and the account profitability of our current customers, and to expand our geographic footprint. We plan to seek deposit accounts from individuals and businesses in the Easley, Berea, Powdersville and surrounding markets. We intend to offer competitive rates for such accounts and may seek new accounts by offering rates slightly above those prevailing in the market. We have added a number of new deposit account products and services for 2005. We expect these products to broaden the customer base and increase the profitability of existing accounts. We plan to seek loan business by offering competitive rates and terms to creditworthy customers. Our management will emphasize personal service, accessibility, and flexibility as reasons for customers to do business with us. Personal contacts by management, advertising, and competitive prices and services will be our principal marketing tools.

                  Financial Condition and Results of Operations for the Periods Ended June 30, 2005 and 2004

         A number of the terms and concepts we use in this discussion of our financial condition and results of operations for the quarterly and six months periods ended June 30, 2005 and 2004 are explained more completely in the foregoing discussion of our financial condition and results of operations for the years ended December 31, 2004 and 2003. Accordingly, you should read the following information for the periods ended June 30, 2005 and 2004 in conjunction with the foregoing discussion for the years ended December 31, 2004 and 2003 and our consolidated financial statements for the three and six months ended June 30, 2005 and 2004 included elsewhere in this prospectus.

Results of Operations for the Three Months Ended June 30, 2005 and 2004

Overview

         Our net income for the three months ended June 30, 2005 was $260,638 or $.22 per basic and diluted share compared to $120,856 or $.10 per basic and diluted share for the three months ended June 30, 2004. On April 12, 2005 our Board of Directors declared a 10% stock dividend payable on May 27, 2005 to all shareholders of record on May 10, 2005. Our 2004 earnings per share calculations have been adjusted to reflect the stock dividend. Our earnings per share for 2005 also reflect the stock dividend as if it had occurred on January 1, 2005. The 115.7% percent increase in earnings is due to growth in our earning assets over the past 12 months. Our average interest earning assets totaled $90.8 million for the quarter ended June 30, 2005 and $77.6 million for the quarter ended June 30, 2004. Our total assets were $86.2 million as of June 30, 2004 and increased to $101.3 million as of June 30, 2005.

         Our net interest income was $966,073 for the three months ended June 30, 2005, compared to $756,916 for the three months ended June 30, 2004. The increase was primarily the result of the growth of our earning assets from 2004 to 2005. Our net interest margin increased over the same period from 3.92% for the quarter ended June 30, 2004 to 4.28% for the quarter ended June 30, 2005 and contributed to the increase in net income.

         The amount of our provision for loan losses for the three months ended June 30, 2005 was $20,794 compared to $48,501 for the three months ended June 30, 2004. In each case, management has sought to provide the amount estimated to be necessary to maintain an allowance for loan losses that was adequate to cover the level of loss that management believed to be inherent in the portfolio as a whole, taking into account our experience, economic conditions and information about borrowers available at the time of the analysis. During 2005 we have had no charge-offs or recoveries. See "--Balance Sheet Review for the Six Months Ended June 30, 2005 -- Loans" for additional information on our loan portfolio and allowance for loan losses as of June 30, 2005 compared to December 31, 2004.

         Our noninterest income for the three months ended June 30, 2005 was $265,361 compared to $164,593 for the three months ended June 30, 2004. The increase was primarily the result of an increase in mortgage loan origination fees.

         Our total noninterest expense for the three months ended June 30, 2005 was $789,002 versus $678,074 for the first three months of 2004. Expenses increased primarily as a result of increases in salaries and benefits and other expense, offset by a decrease in data processing expense. Salaries and benefits increased 24.9% as a result of annual salary increases, the increasing costs of benefits, and additional personnel, including personnel for the new Powdersville branch opened in July, 2005. As of June 30, 2005, we employed 36 full-time personnel. Our premises and equipment costs have risen due to the cost of upgrading certain hardware and software. Other expenses include advertising and courier costs, which have both increased in 2005 over 2004.

Net Interest Income

         Our net interest income was $966,073 for the three months ended June 30, 2005 and $756,916 for the three months ended June 30, 2004.

         Changes that affect net interest income are changes in the average rate earned on interest earning assets, changes in the average rate paid on interest bearing liabilities, and changes in the volume of interest earning assets and interest bearing liabilities. Our average earning assets for the three months ended June 30, 2005 were $90.8 million and for the quarter ended June 30, 2004 were $77.6 million. The increase was mainly attributable to a $12.3 million increase in average loans primarily supported by an $11.9 million increase in average interest bearing deposits. Our philosophy is to grow the customer base deliberately, with core business and strong relationships.

         For the three months ended June 30, 2005 the average yield on our earning assets was 6.43% while the average cost of our interest-bearing liabilities was 2.47%. For the three months ended June 30, 2004 the average yield on our earning assets was 5.45% and the average cost of our interest bearing liabilities was 1.78%. The increase in the yield on earning assets and the cost of interest bearing liabilities is attributable to a higher short-term interest rate environment. The Federal Reserve's Open Market Committee has increased their target federal funds rate 225 basis points to 3.25% since June 2004, and loans and deposits have continued to reprice at higher interest rates throughout the second half of 2004 and the first half of 2005.

         The net interest margin is computed by subtracting interest expense from interest income and dividing the resulting figure by average interest earning assets. The net interest margin for the three months ended June 30, 2005 was 4.28% compared to 3.92% for the three months ended June 30, 2004. The increase in the net interest margin is attributable to asset sensitivity in the balance sheet as short term interest rates have increased. There has also been a shift in asset allocation between investments and loans receivable. Investments are generally lower yielding assets than loans due to a lower level of credit risk on the investments we normally purchase. As investments have matured or been called, the proceeds have been invested in loans receivable whenever possible. During the second quarter of 2005 investments amounted to 13.4% of total average interest earning assets, while during the second quarter of 2004 they were 14.6% of interest earning assets. During the second quarter of 2005 our loan portfolio earned an average of 341 basis points more than our investment portfolio.

         The table below illustrates the average balances of interest earning assets and interest bearing liabilities and the resulting annualized yields and costs for the three-month periods ended June 30, 2005 and 2004.

                                                               June 30, 2005                             June 30, 2004
                                                               -------------                             -------------
                                                 Average         Interest      Average        Average        Interest     Average
                                                 Balance          Earned      Yield/Cost      Balance         Earned     Yield/Cost
                                                 -------          ------      ----------      -------         ------     ----------

Investments .................................. $12,172,407      $   111,663      3.68%      $11,335,311     $   112,762        3.99%
Fed Funds Sold ...............................   4,216,785           29,187      2.78%        4,144,692          10,899        1.05%
Loans ........................................  74,450,690        1,315,317      7.09%       62,119,944         930,966        6.01%
                                               -----------      -----------                 -----------     -----------
   Total interest earning assets .............  90,839,882        1,456,167      6.43%       77,599,947       1,054,627        5.45%
                                               ===========      -----------                 ===========     -----------

Interest bearing transaction accounts ........  13,668,444           34,581      1.01%       11,546,995          29,088        1.01%
Savings and money market .....................  11,203,974           31,776      1.14%       14,269,802          35,333        0.99%
Time deposits greater than $100,000 ..........  19,458,062          172,860      3.56%       13,089,292          82,453        2.53%
Other time deposits ..........................  27,509,368          204,419      2.98%       21,027,263         129,719        2.47%
                                               -----------      -----------                 -----------     -----------
   Total interest bearing deposits ...........  71,839,848          443,636      2.48%       59,933,352         276,593        1.85%
Customer repurchase agreements ...............   4,068,860           14,449      1.42%        5,794,239          16,468        1.14%
Borrowings from FHLB Atlanta .................   3,716,891           32,009      3.45%        1,500,000           4,650        1.24%
                                               -----------      -----------                 -----------     -----------
   Total interest bearing liabilities ........ $79,625,599          490,094      2.47%      $67,227,591         297,711        1.78%
                                               ===========      -----------                 ===========     -----------

Net interest income ..........................                  $   966,073                                 $   756,916
                                                                ===========                                 ===========
Interest rate spread .........................                                   3.96%                                         3.67%
Interest margin ..............................                                   4.28%                                         3.92%

         As of June 30, 2005, our cumulative GAP ratio was 1.20 through 12 months. This indicates an asset-sensitive position as of June 30, 2005. In a period of rising interest rates, asset-sensitive balance sheets would be expected to experience a widening of the net interest margin, while liability-sensitive balance sheets can experience pressure on the net interest margin. In a period of decreasing interest rates, liability-sensitive balance sheets typically experience a widening of the net interest margin and asset-sensitive balance sheets experience the opposite effect.

Results of Operations for the Six Months Ended June 30, 2005 and 2004

Overview

         Our net income for the six months ended June 30, 2005 was $481,769 or $.41 per basic and $.40 per diluted share compared to $241,106 or $.21 per basic and $.20 per diluted share for the six months ended June 30, 2004. On April 12, 2005 our Board of Directors declared a 10% stock dividend payable on May 27, 2005 to all shareholders of record on May 10, 2005. Our 2004 earnings per share calculations have been adjusted to reflect the stock dividend. Our earnings per share for 2005 also reflect the stock dividend as if it has occurred on January 1, 2005. The increase in net income is due to our growth.

         Our net interest income was $1.9 million for the six months ended June 30, 2005 compared to $1.5 million for the six months ended June 30, 2004. The increase was primarily the result of our growth from 2004 to 2005.

         Our provision for loan losses for the six months ended June 30, 2005 was $35,794 compared to $88,071 for the six months ended June 30, 2004. In each case, management has sought to provide the amount estimated to be necessary to maintain an allowance for loan losses that was adequate to cover the level of loss that management believed to be inherent in the portfolio as a whole, taking into account our experience, economic conditions and information about borrowers available at the time of the analysis. There have been no charge-offs or recoveries in 2005. See "--Balance Sheet Review for the Six Months Ended June 30, 2005 --Loans" for additional information on our loan portfolio and allowance for loan losses as of June 30, 2005 compared with December 31, 2004.

         Our non interest income for the six months ended June 30, 2005 was $437,689 compared to $351,655 for the six months ended June 30, 2004. The increase was primarily the result of growth in mortgage loan origination fees from 2004 to 2005 and an increase in the cash surrender value of life insurance policies. Our mortgage loan origination fees increased due to an increase in the number of loans originated for other lenders in 2005 compared to 2004.

         Our total non interest expense for the six months ended June 30, 2005 was $1.5 million versus $1.4 million for the six months ended June 30, 2004. Salaries and other expenses increased 14.5% and 9.2%, respectively. Salary and benefit costs increased primarily as a result of additional personnel, including personnel for our new Powdersville branch, and annual performance increases. Other expense includes advertising costs and directors fees which both increased in 2005 over 2004. Advertising costs increased as we began to increase the frequency of print advertising of its products and services. Directors' fees increased as the frequency of meetings increased.

Net Interest Income

         Our net interest income was $1.9 million for the six months ended June 30, 2005 compared to $1.5 million for the six months ended June 30, 2004. The increase was mainly attributable to an increase in average loans and an increase in the weighted average interest rate on loans. Our average earning assets for the six months ended June 30, 2005 increased to $89.8 million or 16.4% from the $77.2 million reported for the six months ended June 30, 2004. Our average interest bearing liabilities increased $11.4 million to $78.7 million for the six months ended June 30, 2005. The increase was spread among various deposit account types and other borrowed money.

         For the six months ended June 30, 2005 the average yield on earning assets was 6.26% while the average cost of interest-bearing liabilities was 2.36%. For the six months ended June 30, 2004 the average yield on earning assets was 5.46% and the average cost of interest-bearing liabilities was 1.77%. The increase in the yield on earning assets and the cost of interest bearing liabilities is attributable to the higher overall interest rate environment. The net interest margin for the six months ended June 30, 2005 was 4.19% compared to 3.91% for the six months ended June 30, 2004. The increase in the net-interest margin is attributable to a change in the mix of the types of interest earning assets and the corresponding interest bearing liabilities in our balance sheet. We have increased loans receivable as a percentage of total earning assets in 2005 in comparison to 2004. Average loans comprised 82.7% of total average interest earning assets in 2005 compared to 79.0% in 2004, and comprised the largest component of the increase in interest income across the two periods compared. The average yield on interest earning assets increased 80 basis points from the 2004 period to the 2005 period. During the same period, we were able to hold the increases in our cost of funds to only 59 basis points. The cost of time deposits greater than $100,000 increased to 3.45% and other time deposits increased to an average cost of 2.87% as competition for time deposits increased in our market areas. Our advances from the FHLB also increased in cost from 1.23% in 2004 to 3.43% in 2005 as a result of lengthened maturities and increases in interest rates. Early in 2004 our advances were variable rate advances. At June 30, 2005 we had several fixed rate amortizing and non-amortizing advances at various maturities.

         The table below illustrates the average balances of interest earning assets and interest bearing liabilities and the resulting annualized yields and costs for the six month periods ended June 30, 2005 and 2004.

                                                             June 30, 2005                                June 30, 2004
                                                             -------------                                -------------
                                                 Average       Interest      Average          Average       Interest      Average
                                                 Balance        Earned      Yield/Cost        Balance        Earned     Yield/Cost
                                                 -------        ------      ----------        -------        ------     ----------
Investments ..................................   $12,330,388   $  228,468      3.74%       $12,470,810        $  247,816     4.01%
Fed Funds Sold ...............................     3,249,108       42,500      2.64%         3,745,754            20,031     1.08%
Loans ........................................    74,237,524    2,516,807      6.84%        60,949,263         1,819,923     6.02%
                                                 -----------   ----------                  -----------        ----------
   Total interest earning assets .............    89,817,020    2,787,775      6.26%        77,165,827         2,087,770     5.46%
                                                 ===========   ----------                  ===========        ----------
Interest bearing transaction accounts ........    13,421,958       67,567      1.02%        10,934,806            54,882     1.01%
Savings and money market .....................    12,841,722       71,781      1.13%        15,023,923            74,905     1.01%
Time deposits greater than $100,000 ..........    18,804,829      322,065      3.45%        12,691,640           162,352     2.58%
Other time deposits ..........................    26,232,500      373,173      2.87%        20,040,188           248,893     2.50%
                                                 -----------   ----------                  -----------        ----------
   Total interest bearing deposits ...........    71,301,009      834,586      2.36%        58,690,557           541,032     1.86%
Customer repurchase agreements ...............     3,854,730       27,361      1.43%         5,759,760            32,817     1.15%
Advances from FHLB ...........................     3,556,026       60,434      3.43%         2,846,154            17,407     1.23%
                                                 -----------   ----------                  -----------        ----------
   Total interest bearing liabilities ........   $78,711,765      922,381      2.36%       $67,296,471           591,256     1.77%
                                                 ===========   ----------                  ===========        ----------
Net interest income ..........................                 $1,865,394                                     $1,496,514
                                                               ==========                                     ==========
Interest rate spread .........................                                 3.90%                                         3.68%
Interest margin ..............................                                 4.19%                                         3.91%

Balance Sheet Review for the Six Months Ended June 30, 2005

         Our total consolidated assets increased $700,000 from $100.6 million at December 31, 2004 to $101.3 million at June 30, 2005. This increase resulted primarily from an increase in loans and property and equipment, partially offset by a decrease in cash and available for sale securities. Our loans increased approximately $1.1 million during the first 6 months and property and equipment increased $1.7 million, primarily due to costs associated with our new branch office.

         As of June 30, 2005 we held securities available for sale of approximately $7.9 million. These securities are held primarily for liquidity purposes and for pledging against public deposits and accounts exceeding the FDIC insurance limits. As such, these securities are generally, but may not ultimately be, held to maturity. As of June 30, 2005 these securities, many of which were purchased during the recent low interest rate environment, yield below market interest rates. As a result, many of these securities show unrealized losses when marked to market value at June 30, 2005. All of the securities in question have been issued by agencies of the U.S. Government or municipal governments and have good bond ratings from various rating agencies. We currently have the ability and intent to hold these securities until their maturity at which time their full face value is expected to be realized. The average life of the portfolio of securities available for sale is 2.02 years. Based on our intent and ability to hold these securities until maturity and based on their relatively short average lives and good credit ratings, management believes that the unrealized losses in the available for sale portfolio are temporary.

         At December 31, 2004, deposits were $82.5 million, customer repurchase agreements were $5.5 million and borrowings from the FHLB were $3.4 million. As of June 30, 2005 total deposits were $82.0 million, customer repurchase agreements were $3.0 million, and borrowings from the FHLB were $6.7 million. At December 31, 2004 we had one customer with an unusually high short-term balance in his deposit and customer repurchase agreement accounts. Due to the short-term nature of these accounts, these balances were expected to change following year end. During 2005 movements in interest rates and other market conditions also changed the composition and amounts of our interest-bearing liabilities.

         Management seeks to maintain sufficient cash and other forms of liquidity to meet both anticipated and unanticipated cash outflows and a balance sheet mix that effectively utilizes our earning assets. Cash and cash equivalents amounted to $7.0 million at June 30, 2005 and $7.1 million at December 31, 2004.

Loans

         Commercial and industrial loans made up 18.1% of the total loan portfolio as of June 30, 2005, totaling $13.7 million, compared to $13.3 million or 17.8% at December 31, 2004. Loans secured by real estate for construction and land development totaled $17.5 million or 22.9% of the total loan portfolio as of June 30, 2005 compared to $16.0 million or 21.3% of the portfolio at December 31, 2004. Nonresidential, nonfarm real estate loans totaled $23.6 million or 30.9% of the portfolio, while all other loans secured by real estate totaled $18.7 million or 24.5% of the total loan portfolio as of June 30, 2005. As of December 31, 2004, nonfarm, nonresidential loans were $23.2 million or 30.9% of the portfolio and all other loans secured by real estate were $19.7 million or 26.2% of the portfolio. Installment loans and other consumer loans to individuals comprised $2.6 million or 3.6% of the total loan portfolio as of June 30, 2005, compared to $2.7 million or 3.5% of the portfolio as of December 31, 2004. The allowance for loan losses was 1.25% of gross loans as of June 30, 2005 compared to 1.22% as of December 31, 2004. Based on information available as of June 30, 2005, in Management's opinion, the allowance for loan losses is adequate as of June 30, 2005. At June 30, 2005, we had no loans that were 90 days or more past due or non-accruing. As of June 30, 2005, we had $48.0 million of loans or 63.0% of the loan portfolio at variable rates of interest. Of the remaining loans in the portfolio, $10.6 million mature within 1 year.

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within our service area. Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 65.1% of total assets at December 31, 2004 and 60.6% of total assets at June 30, 2005.

         Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. We had over $7.1 million in cash and liquid assets at December 31, 2004, and $7.0 million in cash and liquid assets at June 30, 2005. We have $4.4 million available through lines of credit with other banks and a line with the Federal Home Loan Bank of Atlanta ("FHLB") as additional sources of liquidity funding. The line with the FHLB is equal to 10% of assets provided that adequate collateral is available for pledging. The line may be used for short or long term funding needs and may be used on a fixed or variable-rate basis. The lines with the other banks are for short-term use only and are unsecured. As of December 31, 2004 and June 30,2005, respectively, we had $3.4 million and $6.7 million at various fixed and variable rates of interest, maturing at various dates through 2013 borrowed from the FHLB. The highest balance at any month end during 2004 was $5.0 million. The average balance for 2004 was $2.5 million. The average rate paid on the borrowings for 2004 was 1.87%. The weighted average interest rate as of December 31, 2004 was 3.40%. At December 31, 2004 and June 30, 2005, respectively, approximately $6.6 million and $3.3 million of additional funds were available under the FHLB line. Management believes that our overall liquidity sources are adequate to meet our operating needs in the ordinary course of our business.


Off Balance Sheet Risk

         We make contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. Commitments are subject to various conditions that are expected to reduce our credit risk. We also issue standby letters of credit which are assurances to a third party that they will not suffer a loss if our customer fails to meet its contractual obligation to the third party.

         Our management evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by management upon extension of credit, is based on a credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial or residential real estate. Management manages the credit risk on these commitments by subjecting them to normal underwriting and risk management processes.

         At June 30, 2005, we had issued commitments to extend credit of $17.9 million through various types of lending arrangements. Of that amount, approximately $12.0 million was undisbursed amounts of closed-end loans, $887,000 related to unused overdraft protection, and approximately $5.0 million was related to lines of credit. We also had standby letters of credit outstanding of approximately $757,000 at June 30, 2005. An immaterial amount of fees were collected related to these commitments and letters of credit during the quarter ended June 30, 2005. Historically many of these commitments and letters of credit expire unused, and the total amount committed as of June 30, 2005 is not necessarily expected to be funded. However, through our various sources of liquidity discussed above, we believe that we will have the necessary resources to meet these obligations should the need arise.

         We are not involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. We did not maintain any obligations under non-cancelable operating lease agreements at June 30, 2005. We have completed the first year of a five-year contract with a data processing service. The annual costs are approximately $109,000. Refer to notes 10 and 14 to our consolidated financial statements for discussions on commitments and contingencies and financial instruments with off balance sheet risk.

Capital Resources

         At December 31, 2004, shareholders' equity increased from the balance at December 31, 2003 by approximately $610,000. Total shareholders' equity at December 31, 2004 was $8.8 million compared to $8.2 million as of December 31, 2003. The increase is a result of net income of $664,000 partially offset by an unrealized loss on investment securities and cash paid in lieu of fractional shares as a result of stock dividends paid in 2004 and 2005.

         Our capital base increased by $438,197 for the first six months of 2005, due to net income, partially off-set by an unrealized loss on investment securities and cash paid in lieu of fractional shares for our stock dividend. Our equity to asset ratio was 9.1% as of June 30, 2005 compared to 8.7% as of December 31, 2004. We expect to continue to leverage our capital as we grow.

         We made capital expenditures totaling approximately $524,000 in 2004 for bank premises and furniture and equipment. We made capital expenditures totaling approximately $696,000 in 2005 for construction of our new Powdersville branch location. Such expenditures were made from cash on hand.

         We are subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvements Act of 1991, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective action" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Our bank's regulatory capital requirements and positions are summarized in note 18 to our consolidated financial statements. Because the holding company's total assets are less than $150 million, its capital adequacy is measured by our bank's capital adequacy.

         As of June 30, 2005, we are considered well capitalized based on the capital requirement levels that are to be maintained according to FDIC guidelines.

         As of April 12, 2005, our Board of Directors declared a 10% stock dividend to shareholders of record on May 10, 2005 payable on May 27, 2005. We issued 106,282 shares as a result of the dividend. All per share amounts have been restated to reflect the dividend. The dividend has also been reflected in the accompanying Consolidated Statement of Shareholders' Equity for the six months ended June 30, 2005.

                                 Capital Ratios

                                                                                                                    Adequately
                                                                                      Well Capitalized             Capitalized
                                                                  Actual                 Requirement               Requirement
                                                                  ------                 -----------               -----------
                                                            Amount      Ratio       Amount         Ratio        Amount       Ratio
                                                            ------      -----       ------         -----        ------       -----
Total capital to risk weighted assets ..................   $ 9,383     10.78%       $ 8,701        10.0%       $ 6,961         8.0%
Tier 1 capital to risk weighted assets .................   $ 8,428      9.69%       $ 5,221         6.0%       $ 3,480         4.0%
Tier 1 capital to average assets .......................   $ 8,428      8.58%       $ 4,911         5.0%       $ 3,929         4.0%

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses that have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services usually result in increased operating expenses.

                        DIRECTORS AND EXECUTIVE OFFICERS

         Our directors are also the directors of Cornerstone National Bank. Set forth below is information about their recent business experience and community activities.

Directors

         The table below shows as to each of our directors, his name, age, positions held with us, principal occupation for the past five years, and the period during which he has served as our director. Our directors serve until the annual meeting of shareholders for the year indicated or until their successors are elected and qualify to serve.

                                                                                                                 Term
                                                                                               Director       Continues
Name                           Age   Principal Occupation During the Past Five Years            Since           Until
----                           ---   -----------------------------------------------            -----           -----

J. Rodger Anthony              60    President and Chief Executive Officer of Cornerstone        1999            2007
                                     Bancorp since 1999; Chairman and Chief Executive
                                     Officer of Cornerstone National Bank since 1999;
                                     Chief Executive Officer, First National Bank of
                                     Pickens County, Easley, SC, 1996 to 1998

Walter L. Brooks               78    President, G&B Enterprises, Liberty, SC (egg                1999            2007
                                     production)

T. Edward Childress, III       60    Registered pharmacist and long-term care facility           1999            2007
                                     owner; Shareholder of Health Management Resources,
                                     Inc.; Chairman Cornerstone Bancorp since 1999

Ben L. Garvin                  60    President of Cornerstone National Bank since 2001;          2001            2008
                                     Secretary and Treasurer of Cornerstone Bancorp since
                                     2003; Senior Vice President of Central Carolina
                                     Bank, 1983 to 2001

J. Bruce Gaston                49    Certified public accountant.  Partner in Gaston and         1999            2008
                                     Gaston, C.P.A.'s, P.A.

S. Ervin Hendricks, Jr.        62    President and Co-owner, Nu-Life Environmental, Inc.,        1999            2008
                                     Easley, SC; President and Owner of Advance Machine
                                     Works since 1995.

Joe E. Hooper                  67    President, Pride Mechanical and Fabrication Company,        1999            2006
                                     Inc.

Robert R. Spearman             65    Surveyor/Retired                                            1999            2006

John M. Warren, Jr., M.D.      55    Physician, Easley OB-GYN Associates, P.A.                   1999            2006

George I. Wike, Jr.            61    Investor; retired optometrist                               1999            2006

Executive Officers

         Our executive officers are:

         J. Rodger Anthony              President and Chief Executive Officer
         Jennifer M.Champagne           Chief Financial Officer

         Mr. Anthony's age and business experience are set forth above under "-Directors." Mrs. Champagne (age 37) is a certified public accountant, and joined us in October 2002 as our Chief Financial Officer. Prior to joining us, Mrs. Champagne worked as a Senior Manager with Elliott Davis, LLC from August 2000 to October 2002. None of our principal executive officers or any of our directors are related by blood, marriage or adoption in the degree of first cousin or closer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below shows the number of shares of our common stock owned and the percentage of outstanding common stock such number represents for all of our directors and executive officers at June 30, 2005, and the pro forma number and percentage of our shares expected to be owned by them after the offering if they purchase the number of shares they have preliminarily indicated they intend to purchase in the offering Our directors and executive officers are not obligated to purchase such shares, however, and they may decide to purchase more or fewer shares or no shares. No persons other than those shown below are currently known by us to be beneficial owners of 5% or more of our common stock. Except as otherwise indicated, to the knowledge of our management, all shares are owned directly with sole voting power.

                                                        Actual
                                                    June 30, 2005                        Pro Forma
                                                    -------------                        ---------
                                              Number of                        Number of      % of Common Stock
                                               Shares           % of             Shares         Ownership if
                                            Beneficially     Outstanding      Beneficially         445,000
Name (and Address of 5% Owners)               Owned (1)     Common Stock         Owned           Shares Sold
-------------------------------               ---------     ------------         -----           -----------

J. Rodger Anthony (2) ....................      50,747            4.13%           60,747             3.63%
Walter L. Brooks (3) .....................      16,296            1.32%           19,796             1.18%
Jennifer M. Champagne (4) ................         849            0.07%            2,349              .14%
T. Edward Childress, III .................     116,147            9.44%          153,147             9.14%
    101 McAlister Lake Drive
    Easley, South Carolina 29642
Ben L. Garvin (5) ........................      15,081            1.23%           29,881             1.78%
J. Bruce Gaston ..........................      28,301            2.30%           33,301             1.99%
S. Ervin Hendricks, Jr. ..................      48,067            3.91%           48,067             2.87%
Joe E. Hooper ............................      57,583            4.68%           57,583             3.44%
Robert R. Spearman .......................      10,732            0.87%           10,732              .64%
John M. Warren, Jr., M.D. ................      20,981            1.71%           24,681             1.48%
George I. Wike, Jr. ......................     116,147            9.44%          153,147             9.14%
                                               -------            -----          -------             -----
    PO Box 98
    Tigerville, SC 29688
All directors and executive ..............     480,931           39.10%          593,431            35.43%
officers as a group (11 persons) .........     =======           ======          =======            ======

--------------------
(1) Includes for each individual, except Mr. Garvin and Ms. Champagne, 5,856 shares subject to currently exercisable stock options. Options that are neither currently exercisable nor exercisable within 60 days are omitted.
(2) Includes 968 shares subject to currently exercisable stock options in addition to the options shown in note (1).
(3) Includes 7,320 shares owned by a partnership in which Mr. Brooks is a partner.
(4)  Includes 484 shares subject to currently exercisable stock options.
(5)  Includes 968 shares subject to currently exercisable stock options.

                             MANAGEMENT COMPENSATION

         The following table sets forth the remuneration paid during the years ended December 31, 2004, 2003 and 2002 to our Chief Executive Officer and the President of our bank. None of our, or our bank's, other principal officers was paid remuneration in excess of $100,000.

                           Summary Compensation Table

                                                   Annual Compensation (1)         Long Term Compensation Awards
                                                   -----------------------         -----------------------------
                                                                                   Number of
                                                                                  Securities
                                                                                  Underlying
                                                                                    Options           All Other
Name and Principal Position              Year       Salary           Bonus        Awarded(2)       Compensation (3)
---------------------------              ----       ------           -----        ----------       ----------------
J. Rodger Anthony, President and         2004      $135,200         $    -           2,904              $3,887
Chief Executive Officer                  2003      $130,000         $5,592               -              $4,027
                                         2002      $125,000         $4,228               -              $3,750

Ben L. Garvin, President,                2004      $113,500         $    -           2,904              $3,265
Cornerstone National Bank                2003      $109,200         $4,697               -              $3,383
                                         2002      $105,000         $3,552               -              $3,150

---------------------
(1) Perquisites and personal benefits did not exceed the lesser of $50,000 or 10% of salary plus bonus payments.
(2)  Adjusted to reflect 10% stock dividend issued in 2005.
(3) Contributions by us to our Simple IRA Plan on behalf of Mr. Anthony and Mr. Garvin.

Organizers' Stock Options

         In December, 1999, in consideration of the time and efforts of our directors in organizing our company and our bank and each director's personally guaranteeing a portion of the organizational expenses, our Board of Directors granted options to each director to purchase up to 4,000 shares of our common stock for a purchase price of $10.00 per share, which was the price at which our common stock was sold to the public in 1999. The options became exercisable for each director one-third each year beginning on December 14, 2000 and expire on December 14, 2009, unless they terminate sooner as the result of the director's ceasing to be one of our directors, in which case the options expire six months after the holder ceases to be a director. Our Board of Directors declared ten percent stock dividends to shareholders of record on May 10, 2005, May 11, 2004, March 17, 2003 and April 30, 2002. Our stock option agreements provide for appropriate adjustments of the number of outstanding stock options in the event of stock dividends and other similar stock transactions. The agreements also provide for the aggregate consideration to be paid upon exercise of the options to be proportionately adjusted following a stock dividend. Therefore, at June 30, 2005, each of the organizing directors held options to purchase 5,856 shares with an exercise price of $6.83 per share, all of which are currently exercisable.

2003 Stock Option Plan

         In 2003, our shareholders approved a stock option plan for the benefit of our employees and directors (the "2003 Plan"). The 2003 Plan reserved 125,000 shares of common stock for issuance upon exercise of options. During each of the years 2004 and 2005, options to purchase 18,000 shares of common stock were granted under the 2003 Plan. These options vest over a three year period and are exercisable for a period of ten years at the estimated fair market value on the date of grant. Following the stock dividends declared in 2004 and 2005 the total number of options outstanding under the 2003 Plan was 41,580 at a weighted average exercise price of $11.03 per share. As of June 30, 2005, one-third of the options granted in 2004 were vested, all in accordance with the provisions of the 2003 Plan.

                        Option Grants in Last Fiscal Year

         The following table presents information about options granted in 2004 to the persons named in the Summary Compensation Table at December 31, 2004. The number of securities underlying options granted and the exercise price have been adjusted to reflect the 10% stock dividend issued in 2005.

                          Number of Securities     % of Total Options
                           Underlying Options    Granted to Employees
          Name                   Granted                in 2004             Exercise Price         Expiration Date
          ----                   -------                -------             --------------         ---------------
J. Rodger Anthony                 2,904                  28.6%                  $10.33                  2014
Ben L. Garvin                     2,904                  28.6%                  $10.33                  2014

         These options vest over a three year period beginning in 2005 and terminate ten years from the date of grant.

          Option Exercises and Year End Options Outstanding and Values

         The following table presents information about options held by the persons named in the Summary Compensation Table at December 31, 2004. No options were exercised by Mr. Anthony or Mr. Garvin in 2004.

                                               Number of Securities                Value of Unexercised
                                              Underlying Unexercised                   In-the-Money
                                                Options 12/31/04(1)                 Options 12/31/04(2)
                                                -------------------                 -------------------
Name                                        Exercisable    Unexercisable      Exercisable       Unexercisable
----                                        -----------    -------------      -----------       -------------
J. Rodger Anthony                              5,856           2,904           $ 36,128            $ 7,754
Ben L. Garvin                                      -           2,904           $      -            $ 7,754

--------------
(1)  Adjusted to reflect the 10% stock dividend issued in April 2005.
(2) Based on exercise prices of $6.83 per share for the 1999 Organizers Plan and $10.33 for the 2003 Plan (after adjustments for the 2005, 2004, 2003 and 2002 10% stock dividends) and assuming that the fair market value of our common stock on December 31, 2004 was $13.00 per share.

Options Granted in 2005

         In 2005, we granted each of Messrs. Anthony and Garvin options to purchase an additional 2,400 shares at an exercise price of $13.00 per share. Following the 2005 10% stock dividend, the number of shares underlying these options was 2,640 each at an exercise price of $11.82 per share. These options vest over a three-year period beginning in 2006 and terminate ten years from the date of grant.

Change of Control Agreements

         We have entered into Change of Control Agreements with J. Rodger Anthony, our President and Chief Executive Officer, and Ben L. Garvin, President of our bank and our Corporate Secretary and Treasurer (each referred to as an "Executive"). The agreements provide that, if we are subject to a "change of control" within five years of the date of the agreements, and the Executive terminates his employment with us or we terminate his employment with us within six months of such change of control, the Executive will be entitled to a lump sum payment equal to a multiple of his annual salary in effect at the date of termination. The agreements automatically renew each year unless, 30 days prior to an annual anniversary date, we give notice that the agreements will not renew. A "change of control" is deemed to occur under the agreements if either
(i) any person or group acting in concert, directly or indirectly, acquires voting control of us, (ii) we are merged with or into any other entity and we are not the surviving entity of the merger, (iii) voting control of any of our subsidiaries by which subsidiary the Executive is principally employed is acquired, directly or indirectly, by any person or group acting in concert, or
(iv) any of our subsidiaries by which the Executive is principally employed is merged with or into another entity which is not also one of our subsidiaries and such subsidiary is not the surviving entity of the merger.

         The foregoing is merely a summary of the Change of Control Agreements and is not intended to create any rights in any person, and is qualified in its entirety by reference to such agreements.

Compensation of Directors

         Our directors are not paid for service as directors of our holding company. However, our directors also serve as directors of our bank and receive fees for meetings of our bank's Board of Directors and committee meetings of our bank's Board of Directors. Our bank paid directors $400.00 per board meeting in 2004, except Mr. Childress, who was paid $500.00 per board meeting due to his additional duties as Chairman of the Board. Directors were paid $50.00 for each committee meeting attended. Total director fees were $58,100 in 2004. For 2005, the Board of Directors of our bank has increased monthly directors' fees to $500.00 per meeting, and increased the fee for the Chairman of the Board to $600.00. Committee fees have been increased to $100.00 per meeting attended in person, and decreased to $25.00 per meeting attended by telephone. See also "Organizers Stock Options" above for information about stock options granted to our original directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Extensions of Credit. Our bank, in the ordinary course of its business, makes loans to and has other banking transactions with our directors, officers, principal shareholders, and their associates. Loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Our bank expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal stockholders, and their associates. The aggregate dollar amount of such loans outstanding at December 31, 2004 was $4.5 million. During 2004, $3.6 million of new loans were made and repayments totaled $2.9 million.

         Organizers  Options.   See  the  discussion  above  under  the  caption
"MANAGEMENT COMPENSATION -- Organizers' Stock Options" for information about options granted to our organizers.

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of Cornerstone Bancorp and Cornerstone National Bank.

General

         As a bank holding company under the Bank Holding Company Act ("BHCA"), Cornerstone Bancorp obtained the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to acquire our bank and is subject to the regulations of the Federal Reserve. Under the BHCA, our activities and those of our subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for our subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Cornerstone Bancorp may engage in a broader range of activities if it becomes a "financial holding company" pursuant to the Gramm-Leach-Bliley Act, which is described below under the caption "Gramm-Leach-Bliley Act"." The BHCA prohibits Cornerstone Bancorp from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA prohibits Cornerstone Bancorp from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

         Cornerstone   Bancorp  is  also  subject  to  limited   regulation  and
supervision by the South Carolina State Board of Financial Institutions.

Obligations of Cornerstone Bancorp to its Subsidiary Bank

         A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision gives depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of the bank.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and National Banks

         The various federal bank regulators, including the Federal Reserve and the OCC have adopted risk-based and leverage capital adequacy guidelines for assessing bank holding company and bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. In addition, the OCC may establish individual minimum capital requirements for a national bank that are different from the general requirements.

         The risk-based capital standards of both the Federal Reserve and the OCC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates should be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve also has issued additional capital guidelines for bank holding companies that engage in certain trading activities.

         Failure to meet capital requirements could subject our bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

         Our bank exceeded all applicable capital requirements at December 31, 2004. Cornerstone Bancorp is not currently subject to separate capital requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150 million in consolidated assets.

Payment of Dividends

         Cornerstone Bancorp is a legal entity separate and distinct from its bank subsidiary. Most of the revenues of Cornerstone Bancorp are expected to result from dividends paid to Cornerstone Bancorp by our bank. There are statutory and regulatory requirements applicable to the payment of dividends by our bank to Cornerstone Bancorp as well as by Cornerstone Bancorp to its shareholders. Cornerstone Bancorp does not anticipate that it will pay cash dividends in the near future. See "DIVIDENDS."

Certain Transactions by Cornerstone Bancorp with its Affiliates

         Federal law regulates transactions among Cornerstone Bancorp and its affiliates, including the amount of bank loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

         Because its deposits are insured by the BIF, our bank is subject to insurance assessments imposed by the FDIC. Currently, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. In addition, our bank is subject to an assessment to pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"). The FICO assessment is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation of Cornerstone National Bank

         Our bank is subject to the National Bank Act and the regulations of the OCC as well as to examination by the OCC. Our bank is also subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit laws and laws relating to branch banking. Our loan operations are subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of our bank are subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records, and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services. In addition, our bank is subject to the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the USA Patriot Act, dealing with, among other things, standards for verifying customer information at account opening.

         Our  bank  is  also  subject  to  the  requirements  of  the  Community
Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Other Safety and Soundness Regulations

         Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

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

         A bank that is "undercapitalized"  becomes subject to provisions of the
FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of our assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

         Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits.

Interstate Banking

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, Cornerstone Bancorp and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Unless prohibited by state law, adequately capitalized and managed bank holding companies are permitted to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if the laws of the host state expressly permit it. The authority of a bank to establish and operate branches within a state continue to be subject to applicable state branching laws. South Carolina law permits such interstate branching but not de novo branching by an out-of-state bank.

Gramm-Leach-Bliley Act

         The Gramm-Leach-Bliley Act, which makes it easier for affiliations between banks, securities firms and insurance companies to take place, removes Depression-era barriers that had separated banks and securities firms, and seeks to protect the privacy of consumers' financial information.

         Under provisions of the act and regulations adopted by the applicable regulators, banks, securities firms and insurance companies are able to structure new affiliations through a holding company structure or through a financial subsidiary. The legislation creates a new type of bank holding company called a "financial holding company" which has powers much more extensive than those of standard holding companies. These expanded powers include authority to engage in "financial activities," which are activities that are (1) financial in nature; (2) incidental to activities that are financial in nature; or (3) complementary to a financial activity and that do not impose a safety and soundness risk. Significantly, the permitted financial activities for financial holding companies include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. A bank holding company can qualify as a financial holding company and expand the services it offers only if all of its subsidiary depository institutions are well managed, well capitalized and have received a rating of "satisfactory" on their last Community Reinvestment Act examination.

         The legislation also creates another new type of entity called a "financial subsidiary." A financial subsidiary may be used by a national bank or a group of national banks to engage in many of the same activities permitted for a financial holding company, though several of these activities, including real estate development or investment, insurance or annuity underwriting, insurance portfolio investing and merchant banking, are reserved for financial holding companies. A bank's investment in a financial subsidiary affects the way in which the bank calculates its regulatory capital, and the assets and liabilities of financial subsidiaries may not be consolidated with those of the bank. The bank must also be certain that its risk management procedures are adequate to protect it from financial and operational risks created both by itself and by any financial subsidiary. Further, the bank must establish policies to maintain the separate corporate identities of the bank and its financial subsidiary and to prevent each from becoming liable for the obligations of the other.

         The Act also establishes the concept of "functional supervision," meaning that similar activities should be regulated by the same regulator.

Accordingly, the Act spells out the regulatory authority of the bank regulatory agencies, the Securities and Exchange Commission and state insurance regulators so that each type of activity is supervised by a regulator with corresponding expertise. The Federal Reserve Board is intended to be an umbrella supervisor with the authority to require a bank holding company or financial holding company or any subsidiary of either to file reports as to its financial condition, risk management systems, transactions with depository institution subsidiaries and affiliates, and compliance with any federal law that it has authority to enforce.

         Although the Act reaffirms that states are the regulators for insurance activities of all persons, including federally chartered banks, the Act prohibits states from preventing depository institutions and their affiliates from conducting insurance activities.

         The Act also establishes a minimum federal standard of privacy to protect the confidentiality of a consumer's personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions. The privacy provisions of the Act have been implemented by adoption of regulations by various Federal agencies.

         The Act and the regulations adopted pursuant to the Act create new opportunities for us to offer expanded services to customers in the future, though we have not yet determined what the nature of the expanded services might be or when we might find it feasible to offer them. The Act has increased competition from larger financial institutions that are currently more capable than we are of taking advantage of the opportunity to provide a broader range of services. However, we continue to believe that our commitment to providing high quality, personalized service to customers will permit us to remain competitive in our market area.

Sarbanes-Oxley Act of 2002

         The Sarbanes-Oxley Act of 2002 mandated extensive reforms and requirements for public companies. The SEC has adopted extensive new regulations pursuant to the requirements of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act and the SEC's new regulations have increased our cost of doing business, particularly our fees for internal and external audit services and legal services, and the law and regulations are expected to continue to do so. However, we do not believe that we will be affected by Sarbanes-Oxley and the new SEC regulations in ways that are materially different or more onerous than those of other public companies of similar size and in similar businesses.

Legislative Proposals

         Proposed legislation, which could significantly affect the business of banking, is introduced in Congress from time to time. Our management cannot predict the future course of such legislative proposals or their impact on us should they be adopted.

Fiscal and Monetary Policy

         Banking is a business that depends largely on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, our earnings and growth are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on us cannot be predicted.

                         DESCRIPTION OF OUR COMMON STOCK

         This section contains important information about shareholder rights and prospective subscribers should review it carefully before making a decision to invest. The following summarizes certain provisions of the Articles of Incorporation of Cornerstone Bancorp and state law, but is not complete and is qualified in its entirety by reference to the Articles of Incorporation and by the applicable statutory provisions.

         Cornerstone Bancorp is a South Carolina corporation. As such, South Carolina law controls the rights of shareholders and other matters relating to the stock of Cornerstone Bancorp.

         Capitalization. We are authorized to issue 20,000,000 shares of common stock (no par value). We may also issue options or warrants to purchase some of these authorized shares of common stock, including the options to be issued to our directors and organizers. See "MANAGEMENT COMPENSATION - Organizers' Stock Options." Our common stock has unlimited voting rights and is entitled to receive our net assets upon dissolution. We are also authorized to issue up to 10,000,000 shares of preferred stock in one or more series having the preferences, limitations and relative rights determined by the Board of Directors.

         Quorum. A majority of our shares entitled to vote constitutes a quorum at any meeting of shareholders.

         Voting Rights; No Cumulative Voting. In general, each holder of our common stock is entitled to one vote per share and to the same and identical voting rights as other holders of our common stock. In the election of directors, each shareholder has the right to vote the number of shares owned by him on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. Absence of cumulative voting makes it more difficult to effect a change in our board of directors.

         Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. Our Articles of Incorporation provide that, with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, of our property and assets, with or without the good will, or any resolution to dissolve us, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of our full board of directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of our outstanding shares. If at least two-thirds of the full board of directors approves any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of our outstanding shares. Consequently, unless two-thirds of our directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

         Classified Board of Directors. Our Articles of Incorporation provide that our board of directors shall have the power to set the number of directors from time to time at six or more directors. Our Articles provide further that the board of directors shall be divided into three classes, each class to be as nearly equal in number as possible. (This type of board is sometimes referred to as a "classified board.") At each annual shareholders' meeting, directors are chosen for a term of three years to succeed those directors whose terms expire. Existence of a classified board makes it more difficult to effect a change in control because it would normally require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

         Nomination of Directors. Our Articles of Incorporation provide that no person shall be eligible to be elected as one of our directors at a meeting of shareholders unless that person has been nominated by a shareholder entitled to vote at such meeting by giving written notice of such nomination to our corporate secretary at least 90 days prior to the date of the meeting. The notice is required to include any information required by our Bylaws.

         Removal of Directors. Our Articles of Incorporation provide that an affirmative vote of 80% of our outstanding shares shall be required to remove any or all of the directors without cause.

         Duty of Directors. Our Articles of Incorporation provide that, when evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of our assets, our board of directors shall consider the interests of our employees and the community or communities in which we and our subsidiaries, if any, do business in addition to the interests of our shareholders. Absent this provision, under existing common law, directors would be required to give paramount consideration with respect to such matters to the best interests of shareholders.

         Limitation of Director Liability. Our Articles of Incorporation provide that, to the extent permitted by the South Carolina Business Corporation Act, our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duties. This provision does not, however, eliminate or limit the liability of any director (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in the South Carolina Business Corporation Act, or
(iv) for any transaction from which the director derived an improper personal benefit.

         No Preemptive Rights. Our shareholders do not have preemptive rights with respect to the issuance of additional shares, options or rights of any class of our stock. As a result, our directors may sell additional authorized shares of our common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

         Amendment to Articles of Incorporation. Unless such amendment shall have been approved by the affirmative vote of at least two-thirds of our full board of directors, no amendment to our Articles of Incorporation which amends, alters, repeals or is inconsistent with any of provisions of the Articles described in this paragraph or in the nine paragraphs above, or in the provisions relating to business combinations set forth under "Statutory Matters" below, shall be effective unless it is approved by the affirmative vote of 80% of our outstanding shares. If two-thirds of the full board of directors approves such an amendment, the amendment need only be approved by holders of two-thirds of our outstanding shares. Amendments to change the number and classes of shares we are authorized to issue and to change our name only require the approval of a majority of the outstanding shares. Other amendments requiring shareholder approval must be approved by two-thirds of the outstanding shares.

         Dividends. Our common stock is entitled, pro rata, to dividends paid by us when, if and as declared by our board of directors from funds legally available, whether in cash or in stock, but common stockholders have no specific right to dividends. The determination and declaration of dividends is within the discretion of our board of directors and will take into account our financial condition, results of operations and other relevant factors. No assurances can be given that any future dividends will be declared or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods. We may not declare or pay a cash dividend on any of our stock if we are insolvent or if the payment of the dividend would render us insolvent. If we issue preferred stock, the terms of the preferred stock may require us to pay dividends to holders of preferred stock under some circumstances. The payment of dividends to holders of preferred stock will not entitle our common stockholders to the payment of dividends.

         Conversion; Redemption; Sinking Fund. None of our common stock is convertible, has any redemption rights or is entitled to any sinking fund.

         Statutory Matters.

         Business Combination Statute. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. Unless we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, this statute would not ordinarily apply to us. However, we have specifically elected in our Articles of Incorporation to make the provisions of the statute applicable to us.

         Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our Articles of Incorporation or bylaws to redeem control shares.

         The provisions of the Control Share Acquisitions Act will only apply to us if we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934. Although we do not currently have a class of securities registered under Section 12, we expect that we will be required to register our common stock under this section in 2006.

         Indemnification of Directors and Officers. Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Our Articles of Incorporation do not limit such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         General

         Taken together, the foregoing provisions of our Articles of Incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of Cornerstone Bancorp even if desired by a majority of our shareholders.

                MATERIALS FILED WITH THE SECURITIES AND EXCHANGE
                     COMMISSION AND REPORTS TO SHAREHOLDERS

         We are required to file annual, quarterly and periodic reports with the Securities and Exchange Commission (the "SEC"). You may read or obtain copies of our filed reports at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are made electronically. The SEC maintains an internet site that contains the reports and other information we file with the SEC. The address of the SEC's internet site is http://www.sec.gov.

         We have filed a registration statement on Form SB-2 with the SEC that relates to this offering of common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and our common stock, you should read the entire registration statement and its exhibits. You may obtain copies of the registration statement from the SEC's Public Reference Room or internet site at the addresses provided in the preceding paragraph.

         We will furnish shareholders with annual reports containing audited financial information.

                                  LEGAL MATTERS

         The validity of the common stock we are offering by this prospectus will be passed upon for us by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina.

                               ACCOUNTING MATTERS

         Our financial statements at December 31, 2004, and for the years ended December 31, 2004, 2003 and 2002, have been audited by Elliott Davis, LLC, an Independent Registered Public Accounting Firm, as stated in their report appearing elsewhere herein, and have been included in this prospectus and the registration statement in reliance on the report of such firm given upon their authority as certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm...........................................................F-1
Consolidated Balance Sheets as of December 31, 2004 and 2003......................................................F-2
Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002............................F-3
Consolidated Statements of Shareholders' Equity and Comprehensive Income (loss) for the years ended
      December 31, 2004, 2003 and 2002............................................................................F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002........................F-5
Notes to Consolidated Financial Statements........................................................................F-6
Consolidated Balance Sheets (Unaudited) as of June 30, 2005 and December 31, 2004................................F-22
Consolidated Statements of Income (Unaudited) for the six months and three months ended June 30, 2005 and
      June 30, 2004..............................................................................................F-23
Consolidated Statements of Shareholders' Equity and Comprehensive Income (loss) (Unaudited) for the six months ended June 30, 2005 and June 30, 2004...............................................................F-24
Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 2005 and June 30, 2004.......F-25
Notes to Unaudited Consolidated Financial Statements.............................................................F-26

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Cornerstone Bancorp and Subsidiary
Easley, South Carolina


         We have audited the accompanying consolidated balance sheets of Cornerstone Bancorp and Subsidiary (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of our management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Bancorp and Subsidiary at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with United States generally accepted accounting principles.




                                                          /s/ Elliott Davis, LLC
Greenville, South Carolina
February 11, 2005, except for Note 21, as to which the date is September 1, 2005

                       CORNERSTONE BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                             December 31,
                                                                                              --------------------------------------
                                                                                                    2004                     2003
                                                                                              --------------          --------------
ASSETS

Cash and due from banks .............................................................          $   3,008,847           $   2,575,157

Federal funds sold ..................................................................              4,130,595               3,158,508
                                                                                               -------------           -------------
    Cash and cash equivalents .......................................................              7,139,442               5,733,665

Investment securities
     Available-for-sale .............................................................              8,975,528               9,369,873
     Held-to-maturity (Fair value $3,812,437 in 2004 and
        $5,455,080 in 2003) .........................................................              3,713,645               5,222,430
     Other investments ..............................................................                532,100                 460,000

Loans, net ..........................................................................             74,238,769              58,681,134

Property and equipment, net .........................................................              3,778,983               3,474,852

Cash surrender value of life insurance policies .....................................              1,515,172               1,088,338

Other assets ........................................................................                738,480                 509,322
                                                                                               -------------           -------------
         Total assets ...............................................................          $ 100,632,119           $  84,539,614
                                                                                               =============           =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Deposits
         Noninterest bearing ........................................................          $   9,405,079           $   9,202,362
         Interest bearing ...........................................................             73,113,865              56,083,857
                                                                                               -------------           -------------
         Total deposits .............................................................             82,518,944              65,286,219

     Customer repurchase agreements .................................................              5,483,993               5,772,192
     Borrowings from Federal Home Loan Bank of Atlanta ..............................              3,400,000               5,000,000
     Other liabilities ..............................................................                451,722                 314,551
                                                                                               -------------           -------------

         Total liabilities ..........................................................             91,854,659              76,372,962
                                                                                               -------------           -------------

Commitments and contingencies -Notes 10 and 14

Shareholders' equity
     Preferred stock, 10,000 shares authorized, no shares issued ....................                      -                       -
     Common stock, no par value, 20,000,000 shares authorized,
          1,064,656 and 967,968 shares issued at December 31,
          2004 and 2003, respectively ...............................................              8,253,812               7,984,608
     Retained earnings ..............................................................                543,807                 150,314
     Accumulated other comprehensive income (loss) ..................................                (20,159)                 31,730
                                                                                               -------------           -------------

         Total shareholders' equity .................................................              8,777,460               8,166,652
                                                                                               -------------           -------------
         Total liabilities and shareholders' equity .................................          $ 100,632,119           $  84,539,614
                                                                                               =============           =============

              The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                Year ended December 31,
                                                                                                -----------------------
                                                                                        2004              2003               2002
                                                                                        ----              ----               ----
INTEREST INCOME
     Loans and fees on loans ..............................................         $3,990,474         $3,166,185         $2,612,517
     Investment securities ................................................            493,578            585,729            588,495
     Federal funds sold and other interest income .........................             47,618             49,158             92,278
                                                                                    ----------         ----------         ----------

         Total interest income ............................................          4,531,670          3,801,072          3,293,290
                                                                                    ----------         ----------         ----------

INTEREST EXPENSE
     Deposits and repurchase agreements ...................................          1,242,390          1,194,143          1,212,673
     Federal Home Loan Bank advances and federal funds
          sold ............................................................             48,253              2,259                  -
                                                                                    ----------         ----------         ----------

         Total interest expense ...........................................          1,290,643          1,196,402          1,212,673
                                                                                    ----------         ----------         ----------

         Net interest income ..............................................          3,241,027          2,604,670          2,080,617

    Provision for possible loan losses ....................................            197,010            173,574            182,842
                                                                                    ----------         ----------         ----------

         Net interest income after provision for
            loan losses ...................................................          3,044,017          2,431,096          1,897,775

NONINTEREST INCOME
     Mortgage loan origination fees .......................................            289,962            366,433            257,955
     Service fees on deposit accounts .....................................            383,125            223,303            179,378
     Gain on sale of security .............................................              5,230                  -                  -
     Other ................................................................             40,958             27,258             34,675
                                                                                    ----------         ----------         ----------

        Total noninterest income ..........................................            719,275            616,994            472,008

                                                                                    ----------         ----------         ----------
NONINTEREST EXPENSES
     Salaries and benefits ................................................          1,520,890          1,430,947          1,161,063
     Advertising ..........................................................             54,332             34,241             27,992
     Supplies .............................................................             65,402             85,012             80,146
     Data processing ......................................................            142,523            159,404            132,636
     Occupancy and equipment ..............................................            438,848            426,677            315,658
     Professional fees ....................................................             95,790             79,184             71,603
     Directors' fees ......................................................             58,100             50,050             37,750
     Deposit charge-offs ..................................................             65,999              9,421              5,205
     Other operating ......................................................            268,453            233,688            229,945
                                                                                    ----------         ----------         ----------

         Total noninterest expenses .......................................          2,710,337          2,508,624          2,061,998
                                                                                    ----------         ----------         ----------

         Income before income taxes .......................................          1,052,955            539,466            307,785

     Income tax provision .................................................            388,898            183,418             60,500
                                                                                    ----------         ----------         ----------
         Net income .......................................................         $  664,057         $  356,048         $  247,285
                                                                                    ==========         ==========         ==========
EARNINGS  PER COMMON SHARE
    Basic .................................................................         $      .57         $      .30         $      .21
    Diluted ...............................................................         $      .56         $      .30         $      .21

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
      Basic ...............................................................          1,170,938          1,170,938          1,170,938
      Diluted .............................................................          1,194,879          1,189,289          1,182,806

         The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                     EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                                                                      Accumulated
                                                              Common stock             Retained           other           Total
                                                              ------------             earnings       comprehensive    shareholders'
                                                          Shares        Amount        (deficit)        income (loss)      equity
                                                          ------        ------        ---------        -------------      ------
Balance, December 31, 2001 .....................         800,000     $ 7,985,000      $  (453,019)     $    82,982      $ 7,614,963
                                                                                                                        -----------

   Net income ..................................               -               -          247,285                -          247,285
   Other comprehensive income, net of
      income taxes:
   Unrealized loss on investment
      securities ...............................               -               -                -           (2,036)          (2,036)
                                                                                                                        -----------
   Comprehensive income ........................                                                                            245,249
   Stock dividend (10%), net of cash
     in lieu of fractional shares ..............          79,994             (75)               -                -              (75)
                                                     -----------     -----------      -----------      -----------      -----------

Balance, December 31, 2002 .....................         879,994       7,984,925         (205,734)          80,946        7,860,137
                                                                                                                        -----------
Net income .....................................               -               -          356,048                -          356,048
   Other comprehensive income, net
      of income taxes:
   Unrealized loss on investment
      securities ...............................               -               -                -          (49,216)         (49,216)
                                                                                                                        -----------
   Comprehensive income ........................                                                                            306,832
   Stock dividend (10%), net of cash
     in lieu of fractional shares ..............          87,974            (317                -                -             (317)
                                                     -----------     -----------      -----------      -----------      -----------

 Balance, December 31, 2003 ....................         967,968       7,984,608          150,314           31,730        8,166,652
                                                                                                                        -----------
Net income .....................................               -               -          664,057                -          664,057
   Other comprehensive income, net of
      income taxes:
   Unrealized loss on investment
      securities ...............................               -               -                -          (51,889)         (51,889)
                                                                                                                        -----------
   Comprehensive income ........................                                                                            612,168
   Stock dividend (10%), net of cash
     in lieu of fractional shares ..............          96,688         269,204         (270,564)               -           (1,360)
                                                     -----------     -----------      -----------      -----------      -----------

Balance, December 31, 2004 .....................       1,064,656     $ 8,253,812      $   543,807      $   (20,159)     $ 8,777,460
                                                     ===========     ===========      ===========      ===========      ===========






         The accompanying notes are an integral part of these consolidated financial statements

                       CORNERSTONE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Year ended December 31,
                                                                                                  -----------------------
                                                                                       2004               2003               2002
                                                                                       ----               ----               ----
Operating Activities
     Net income ...........................................................      $    664,057       $    356,048       $    247,285
     Adjustments to reconcile net income to net cash
         provided by operating activities
        Depreciation and net amortization .................................           233,714            281,036            244,632
        Deferred income tax provision (benefit) ...........................           (72,500)           (39,200)            20,571
        Provision for possible loan losses ................................           197,010            173,574            182,842
        (Gain) loss on sale of property and equipment .....................            (1,255)             2,191                  -
        Gain on sale of securities ........................................            (5,230)                 -                  -
        (Increase) decrease in other assets ...............................           (34,709)            72,422            (43,742)
        Increase (decrease) in other liabilities ..........................            36,302            191,565             (9,469)
                                                                                 ------------       ------------       ------------

           Net cash provided by operating activities ......................         1,017,389          1,037,636            642,119
                                                                                 ------------       ------------       ------------

Investing Activities
     Proceeds from maturities and principal paydowns of
        investment securities .............................................         6,972,660         11,381,446         10,043,430
     Proceeds from sales of securities ....................................           708,422                  -                  -
     Purchase of investment securities ....................................        (5,872,451)        (7,501,000)       (15,937,498)
     Purchase of Federal Home Loan Bank of Atlanta stock, net .............           (72,100)          (280,000)                 -
     Purchase of life insurance policies ..................................          (421,183)        (1,088,338)                 -
     Increase in loans, net ...............................................       (15,754,645)       (17,707,978)       (10,241,025)
     Proceeds from sale of property and equipment .........................             8,299              2,500                  -
     Purchase of property and equipment ...................................          (523,780)           (87,660)        (1,005,292)
                                                                                 ------------       ------------       ------------

           Net cash used for investing activities .........................       (14,954,778)       (15,281,030)       (17,140,385)
                                                                                 ------------       ------------       ------------

Financing Activities
     Net increase in deposits .............................................        17,232,725         11,578,697         13,797,838
     Net increase (decrease) in customer repurchase agreements ............          (288,199)           789,471          1,689,761
     Borrowings from Federal Home Loan Bank of Atlanta ....................         3,400,000          5,000,000                  -
     Repayments to Federal Home Loan Bank of Atlanta ......................        (5,000,000)                 -                  -
     Cash paid in lieu of fractional shares ...............................            (1,360)              (317)               (75)
                                                                                 ------------       ------------       ------------

           Net cash provided by financing activities ......................        15,343,166         17,367,851         15,487,524
                                                                                 ------------       ------------       ------------

           Net increase (decrease) in cash and cash equivalents ...........         1,405,777          3,124,457         (1,010,742)

Cash and cash equivalents, beginning of year ..............................         5,733,665          2,609,208          3,619,950
                                                                                 ------------       ------------       ------------

Cash and cash equivalents, end of year ....................................      $  7,139,442       $  5,733,665       $  2,609,208
                                                                                 ============       ============       ============

Cash paid for:
     Interest .............................................................      $  1,246,900       $  1,193,619       $  1,251,165
                                                                                 ============       ============       ============
     Income taxes .........................................................      $    388,991       $     42,679       $      2,740
                                                                                 ============       ============       ============



         The accompanying notes are an integral part of these consolidated financial statements

                       CORNERSTONE BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         Cornerstone Bancorp, (the "Company") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for Cornerstone National Bank (the "Bank"). The Company obtained regulatory approval to acquire the Bank and opened the Bank for business on September 15, 1999, with a total capitalization of $6 million. The Bank opened a branch location in Greenville, South Carolina in 2002. The Bank provides full commercial banking services to customers and is subject to regulation by the Office of the Controller of the Currency ("OCC") and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Board of Governors of the Federal Reserve ("FRB") and to limited regulation by the South Carolina State Board of Financial Institutions.

Basis of presentation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Company operates as one business segment. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

Estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates. The Company's most significant estimates relate to the allowance for loan losses and income taxes.

Concentrations of credit risk

         The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector. As of December 31, 2004, the Bank has concentrations of credit in real estate rental and leasing, construction, retail trade, professional, scientific and technical services, manufacturing, health care and social assistance, and other services, which by category comprise over 25 percent of Tier 1 Capital adjusted for the allowance for loan losses.

Investment securities

         The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

     1. Available-for-sale securities: These are securities that are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income).

     2. Held-to-maturity securities: These are investment securities that the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts.

     3. Trading securities: These are securities that are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.


                                                                     (Continued)

         Other investments include the Bank's stock investments in the FRB and the Federal Home Loan Bank of Atlanta ("FHLB"). The Bank, as a member institution, is required to own certain stock investments in the FRB and FHLB. The stock is generally pledged against any borrowings from the FRB and FHLB. No ready market exists for the stock and it has no quoted market value. However, redemption of these stock investments has historically been at par value.

         Gains or losses on dispositions of investment securities are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans, interest and fee income on loans

         Loans are stated at the principal balance outstanding. Unearned discount and the allowance for possible loan losses are deducted from total loans in the balance sheet. Interest income is recognized over the term of the loan based on the principal amount outstanding.

         Loans are generally placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal. Non-performing assets include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and loans on non-accrual status.

Allowance for possible loan losses

         The Company provides for loan losses using the allowance method. Loans that are determined to be uncollectible are charged against the allowance. Provisions for possible loan losses and recoveries on loans previously charged off are added to the allowance. The provision for possible loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing and anticipated economic conditions. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is also subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

         The Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

         Under SFAS No. 114 when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

         A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

                                                                     (Continued)

Property and equipment

         Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Income taxes

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Advertising and public relations expense

         Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

Cash surrender value of life insurance policies

         Cash surrender value of life insurance policies represents the cash value of policies on certain officers of the Bank.

Earnings per common share

         Basic earnings per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per common share. As of December 31, 2004 there were 21,598 common stock equivalents, all of which were related to options issued by the Company. The Company declared 10 percent stock dividends to shareholders of record as of May 10, 2005, May 11, 2004, March 17, 2003 and April 30, 2002. All per share amounts have been restated to reflect these transactions. See also Note 21 for additional information.

Statement of cash flows

         For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold". Cash and due from banks and federal funds sold have an original maturity of three months or less.

Fair values of financial instruments

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as premises and equipment and other assets and liabilities are not subject to the disclosure requirements.

         The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

         Cash and due from banks - The carrying amounts of cash and due from banks approximate their fair value.

         Federal funds sold - The carrying amounts of federal funds sold approximate their fair value.
                                                                     (Continued)

         Investment securities - Fair values for investment securities are based on quoted market prices. The carrying amounts of FRB and FHLB stocks approximate their fair values.

         Cash surrender value of life insurance policies - The cash surrender value of life insurance policies held by the Bank approximates fair values of the policies.

         Loans - For variable rate loans that reprice frequently and for loans that mature within one year, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         Deposits - The fair values disclosed for demand deposits are, by definition, equal to their carrying amounts. The carrying amounts of variable rate, fixed-term money market accounts and short-term certificates of deposit approximate their fair values at the reporting date. Fair values for long-term fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

         Customer repurchase agreements - The carrying amounts of securities sold under repurchase agreements approximate their fair value.

         Borrowings from Federal Home Loan Bank of Atlanta - Borrowings from the FHLB which have variable rates of interest are deemed to be carried at fair value. Fair values of fixed rate advances estimated using a discounted cash flow calculation that applies interest rates currently being offered on advances to a schedule of aggregated expected maturities.

Stock Based Compensation

         The Company has issued stock options to certain directors who were organizers of and the Company and the Bank, and also has a stock-based director and employee compensation plan (the "2003 Plan") as further described in Note
16. The Company accounts for stock options under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based compensation cost is reflected in net income, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Under the 2003 Plan, 18,000 options were granted during 2004. During 2004, a 10% stock dividend was declared, which converted the number of options granted to 19,800 and decreased the exercise price by 10% as well. See Notes 16 and 21 for additional information.






                                                                     (Continued)

         The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based compensation.

                                                                                                    Year ended December 31,
                                                                                                    -----------------------
                                                                                         2004              2003             2002
                                                                                         ----              ----             ----
Net income:
As reported ..................................................................       $   664,057       $   356,048       $   247,285
Deduct:  Total stock-based compensation expense determined under
     fair value based method for all awards, net of related tax effects ......             5,844                 -                 -
                                                                                     -----------       -----------       -----------
 Pro forma ...................................................................       $   658,213       $   356,048       $   247,285
                                                                                     ===========       ===========       ===========

Basic earnings per common share
As reported ..................................................................       $       .57       $       .30       $       .21
Pro forma ....................................................................       $       .56       $       .30       $       .21

Diluted earnings per common share
As reported ..................................................................       $       .56       $       .30       $       .21
Pro forma ....................................................................       $       .55       $       .30       $       .21

         The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The risk free interest rate used was 4.15 percent, which was the 10 Year Constant Maturity Rate on US Treasury Securities during the month in which the options were granted. The assumed dividend rate was zero and the expected option life was 10 years. Volatility is difficult to measure accurately due to the low volume of trading of the Company's stock. The above estimates were calculated assuming 6% volatility.

   Recently issued accounting standards


         The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
Company:

         In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly, the EITF issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1." The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

                                                                     (Continued)

         In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan commitments," to inform registrants of the Staff's view that the fair value of recorded loan commitments should not take into consideration the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

         In  December  2004,  the FASB  issued  SFAS  No.  123  (revised  2004),
"Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in their financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective for the Company beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The effect of the adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

         Accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties

         In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment portfolios that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

         The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the FRB. At December 31, 2004 and 2003 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

         When the Bank's cash reserves (Note 2) are in excess of the required amount, it may lend any excess to other banks on a daily basis. As of December 31, 2004 and 2003 federal funds sold amounted to $4,130,595 and $3,158,508 respectively.

NOTE 4 - INVESTMENT SECURITIES

         The   amortized   cost  and  fair   value  of   investment   securities
available-for-sale are as follows:

                                                                                             December 31, 2004
                                                                       -------------------------------------------------------------
                                                                                              Gross unrealized
                                                                        Amortized      ----------------------------          Fair
                                                                           cost            Gains           Losses            value
                                                                       ----------       ----------       ----------       ----------
Federal agencies ...............................................       $7,500,000       $    5,156       $   29,687       $7,475,469
Mortgage-backed securities .....................................          886,633            4,313           11,342          879,604
Corporate bonds ................................................          215,198            2,126                -          217,324
Municipal bonds ................................................          404,241              980            2,090          403,131
                                                                       ----------       ----------       ----------       ----------
        Total investment securities available-for-sale .........       $9,006,072       $   12,575       $   43,119       $8,975,528
                                                                       ==========       ==========       ==========       ==========

                                                                                             December 31, 2003
                                                                       -------------------------------------------------------------
                                                                                              Gross unrealized
                                                                        Amortized       --------------------------          Fair
                                                                           cost            Gains           Losses           value
                                                                       ----------       ----------       ----------       ----------
Federal agencies ...............................................       $8,435,682       $   37,763       $   10,776       $8,462,669
Mortgage-backed securities .....................................          669,956            9,981                -          679,937
Corporate bonds ................................................          216,160           11,107                -          227,267
                                                                       ----------       ----------       ----------       ----------
        Total investment securities available-for-sale .........       $9,321,798       $   58,851       $   10,776       $9,369,873
                                                                       ==========       ==========       ==========       ==========


         While eight individual U.S. Government agency bonds, one municipal bond and one U.S. government agency mortgage-backed security are in an unrealized loss position as of December 31, 2004, none of these securities has been in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

         The   amortized   cost  and  fair   value  of   investment   securities
held-to-maturity as of December 31, 2004 and 2003 are summarized in the table below.

                                                                                             December 31, 2004
                                                                       -------------------------------------------------------------
                                                                                              Gross unrealized
                                                                        Amortized       -------------------------            Fair
                                                                           cost            Gains           Losses            value
                                                                       ----------       ----------      ---------        -----------
Federal agencies held-to-maturity ............................         $3,713,645       $   98,792      $       -        $3,812,437

                                                                                             December 31, 2003
                                                                       -------------------------------------------------------------
                                                                                              Gross unrealized
                                                                        Amortized       -------------------------            Fair
                                                                           cost            Gains           Losses            value
                                                                       ----------       ----------       --------         ----------
Federal agencies held-to-maturity ............................         $5,222,430       $  232,650       $      -         $5,455,080

         The Bank, as a member institution, is required to own stock in the FRB and the FHLB. These stocks are included in the accompanying Consolidated Balance Sheets under the caption "Other investments". No ready market exists for these stock investments and they have no quoted market value. However, redemption of these stocks has historically been at par value.
                                                                     (Continued)

         The amortized cost and fair value of securities at December 31, 2004, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                           December 31, 2004
                                                                                                  ----------------------------------
                                                                                                  Amortized                 Fair
                                                                                                     Cost                   Value
                                                                                                  -----------            -----------
Within one year ......................................................................            $   715,198            $   713,261
Due after one through five years .....................................................             10,713,645             10,791,969
Due after five through ten years .....................................................              1,290,874              1,282,735
Federal Reserve and Federal Home Loan Bank stock (no maturity) .......................                532,100                532,100
                                                                                                  -----------            -----------
    Total investment securities ......................................................            $13,251,817            $13,320,065
                                                                                                  ===========            ===========

         At December 31, 2004 and 2003, securities with a fair value of $ 9,259,147 and $9,109,898, respectively, were pledged to collateralize public deposits, sweep accounts, and repurchase agreements.

NOTE 5 - LOANS

         The composition of net loans by major loan category is presented below.


                                                            December 31,
                                                     ---------------------------
                                                        2004             2003
                                                     -----------     -----------

Commercial .....................................     $13,355,098     $11,242,095
Real estate - construction .....................      16,011,109      12,018,222
Real estate - mortgage .........................      42,932,263      33,427,094
Consumer .......................................       2,859,683       2,721,694
                                                     -----------     -----------

Loans, gross ...................................      75,158,153      59,409,105

Less allowance for possible loan losses ........         919,384         727,971
                                                     -----------     -----------

Loans, net .....................................     $74,238,769     $58,681,134
                                                     ===========     ===========


         At December 31, 2004 and 2003 there were no nonaccruing or impaired loans. Activity in the allowance for possible loan losses for the years ended December 31, 2004, 2003, and 2002 is summarized in the table below.

                                                                                                  Year ended December 31,
                                                                                   -------------------------------------------------
                                                                                      2004                2003               2002
                                                                                   ---------           ---------          ----------
Allowance for possible loan losses, beginning of year ...................          $ 727,971           $ 553,372          $ 384,320
Provision for loan losses ...............................................            197,010             173,574            182,842
Charge-offs .............................................................             (5,597)                  -            (13,790)
Recoveries ..............................................................                  -               1,025                  -
                                                                                   ---------           ---------          ---------

Allowance for possible loan losses, end of year .........................          $ 919,384           $ 727,971          $ 553,372
                                                                                   =========           =========          =========

         As of December 31, 2004, approximately $46.7 million or 62.1% of total gross loans were variable rate loans. As of December 31, 2004, the FHLB held a lien on loans identified by the Bank to the FHLB as eligible collateral for borrowings.

NOTE 6 - PROPERTY AND EQUIPMENT

         Components of property and equipment included in the balance sheet are as follows:

                                                                                                          December 31,
                                                                                             ---------------------------------------
                                                                                                2004                          2003
                                                                                             ----------                   ----------
Land and improvements ....................................................                   $1,419,662                   $1,066,952
Bank premises ............................................................                    2,165,975                    2,063,345
Furniture, equipment and software ........................................                      907,805                      869,424
Vehicles .................................................................                       66,065                       60,869
                                                                                             ----------                   ----------
                                                                                              4,559,507                    4,060,590
Accumulated depreciation .................................................                      780,524                      585,738
                                                                                             ----------                   ----------

    Total property and equipment .........................................                   $3,778,983                   $3,474,852
                                                                                             ==========                   ==========

         See Note 10 for a discussion of commitments related to the construction of a branch in 2005.

         Depreciation expense for the years ended December 31, 2004, 2003, and 2002 amounted to $212,605, $203,841, and $170,829, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

    Type of Asset                       Life in Years       Depreciation Method
  --------------------------            -------------       --------------------
  Furniture, equipment and software           3 to 7            Straight-line
  Improvements                                5 to 40           Straight-line
  Vehicles                                    5                 Straight-line

NOTE 7 - DEPOSITS

         The following is a detail of the deposit accounts as of:

                                                            December 31,
                                                   -----------------------------
                                                       2004                2003
                                                   -----------       -----------
Noninterest bearing ........................       $ 9,405,078       $ 9,202,362
Interest bearing:
     NOW accounts ..........................        13,416,502         9,999,335
     Money market accounts .................        15,372,975        11,424,959
     Savings ...............................         4,005,567         3,763,669
     Time, less than $100,000 ..............        23,306,873        19,093,476
     Time, $100,000 and over ...............        17,011,949        11,802,418
                                                   -----------       -----------

     Total deposits ........................       $82,518,944       $65,286,219
                                                   ===========       ===========

         Interest expense on time deposits greater than $100,000 was $374,435 in 2004, $345,564 in 2003, and $324,001 in 2002.

         At December 31, 2004 the scheduled maturities of certificates of deposit are as follows:

         2005                                        $ 17,048,739
         2006                                           8,391,862
         2007                                           6,745,776
         2008                                           5,198,313
         2009                                           2,934,132
                                                      -----------
                                                      $40,318,822

NOTE 8 - CUSTOMER REPURCHASE AGREEMENTS

         Customer repurchase agreements consist of the following:

                                                            December 31,
                                                    ----------------------------
                                                       2004               2003
                                                    ----------        ----------
Sweep accounts .............................        $4,483,993        $4,772,192
Retail repurchase agreements ...............         1,000,000         1,000,000
                                                    ----------        ----------
                                                    $5,483,993        $5,772,192
                                                    ==========        ==========

         The Bank enters into sweep and retail repurchase agreements with its customers. The sweep agreements generally mature overnight. At December 31, 2004, the Bank had one retail repurchase agreement that matures in April, 2005.
U. S. Government securities with an amortized cost of $6,509,823 and $7,276,027 (fair value of $6,547,000 and $7,437,547) were used as collateral for the sweep accounts and repurchase agreements, at December 31, 2004 and 2003, respectively.

NOTE 9 -BORROWINGS FROM FEDERAL HOME LOAN BANK OF ATLANTA

         At December 31, 2004, the Bank had a line of credit to borrow funds from the FHLB in the amount of 10% of the Bank's assets. Funds borrowed from the FHLB are collateralized by a blanket lien on loans. At December 31, 2004 the Bank had advances outstanding as follows:

        Amount         Interest Rate    Maturity Date            Terms
        ------         -------------    -------------            -----
     $1,500,000             2.91%         10/20/2006            Fixed rate
      1,500,000             3.60          10/20/2008            Fixed rate
        400,000             4.49          12/01/2013      Fixed rate, amortizing
     ----------
     $3,400,000

         The highest balance as of any month end for borrowings from the FHLB was $5.0 million. The average rate paid on the advances during the year was 1.88%. The average balance of FHLB advances for 2004 was $2.5 million.

         At December 31, 2003, the Company had overnight borrowings of $5.0 million from the FHLB. The Company borrowed for the first time from the FHLB in December 2003. Therefore, the highest balance outstanding at any month end was $5.0 million. The average balance for the only month of 2003 during which an advance was outstanding was $1.6 million. The average interest rate paid on advances in 2003 was 1.46%.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         The Bank may become party to litigation and claims arising in the normal course of business. As of December 31, 2004, there was no litigation pending.

         The Company has approximately five years remaining on its contract with a data processing service. Monthly costs are currently approximately $9,100.

         Subsequent to December 31, 2004, the Bank signed a contract with a design-build firm to build a new branch location. The Bank expects to spend a total of $1.0 million for the branch, including the cost of construction and of land purchased in 2004. The purchase price of the land is included in the accompanying Consolidated Balance Sheet.

         From time to time the Bank may guarantee merchant credit card accounts on behalf of certain customers. At December 31, 2004 the total amount guaranteed by the Bank related to merchant credit card accounts was immaterial.

         Refer to Note 14 concerning financial instruments with off balance sheet risk.

NOTE 11 - UNUSED LINES OF CREDIT

         At December 31, 2004, the Bank had unused lines of credit to purchase federal funds totaling $4,350,000 from unrelated banks. These lines of credit are available on a one to fourteen-day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option.


NOTE 12 - INCOME TAXES

         The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes as follows:

                                                                                    Year ended December 31,
                                                                                    -----------------------
                                                                     2004                    2003                       2002
                                                                     ----                    ----                       ----
Tax expense at statutory rate .......................   $ 357,800         34%      $ 183,400          34%       $ 104,650        34%
Increase (decrease) in taxes resulting from:
     Valuation allowance adjustment .................           -          -               -           -          (52,641)      (17)
     State income taxes, net of federal benefit .....      20,800          2          10,600           2            8,491         3
     Other ..........................................      10,298          1         (10,582)         (2)               -         -
                                                        ---------         --       ---------          --        ---------       ---
Income tax provision ................................   $ 388,898         37%      $ 183,418          34%       $  60,500        20%
                                                        =========         ==       =========          ==        =========       ===

         The income tax effect of cumulative temporary differences at December 31, are as follows:

                                                                                                       2004                  2003
                                                                                                       ----                  ----
Deferred tax asset:
        Allowance for loan losses ....................................................             $ 311,000              $ 243,000
        Unrealized net gains on securities available for sale ........................                10,400                (16,300)
        Depreciation .................................................................              (107,000)              (111,500)
                                                                                                   ---------              ---------
               Net deferred tax assets ...............................................             $ 214,400              $ 115,200
                                                                                                   =========              =========

         The net deferred taxes are included in other assets in the consolidated balance sheets.

         The following summary of the provision for income taxes includes tax deferrals that arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes:

                                                                                                     Year ended
                                                                                                    December 31,
                                                                               -----------------------------------------------------
                                                                                   2004                 2003                  2002
                                                                               ---------            ----------             ---------
Income taxes currently payable ....................................            $ 461,398             $ 222,618             $  39,929

Deferred income tax provision (benefit) ...........................              (72,500)              (39,200)               20,571
                                                                               ---------             ---------             ---------

        Income tax provision ......................................            $ 388,898             $ 183,418             $  60,500
                                                                               =========             =========             =========

NOTE 13 - RELATED PARTY TRANSACTIONS

         Certain directors, executive officers and companies with which they are affiliated, are customers of and have loan transactions with the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

         A  summary  of  loan  transactions  with  directors,   including  their
affiliates, and executive officers are as follows:

                                                                                          Year ended December 31,
                                                                        ------------------------------------------------------------
                                                                           2004                     2003                     2002
                                                                        ----------               ----------               ----------
Balance, beginning of year ..............................               $3,725,723               $1,461,682               $1,896,689
New loans or lines of credit ............................                3,627,940                3,830,800                  880,647
Less loan payments ......................................                2,876,671                1,566,759                1,315,654
                                                                        ----------               ----------               ----------
Balance, end of year ....................................               $4,476,992               $3,725,723               $1,461,682
                                                                        ==========               ==========               ==========

         Deposits by directors, executive officers, and their related interests, at December 31, 2004 and 2003 were $1,538,693 and $1,647,139, respectively.


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

         In the ordinary course of business, and to meet the financing needs of its customers, the Bank is a party to various financial instruments with off balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2004 and 2003, unfunded commitments to extend credit were $14,897,187 and $14,054,616, respectively, and outstanding letters of credit were $464,308 and $158,709, respectively. At December 31, 2004, the unfunded commitments consisted of $11.3 million at variable rates and approximately $3.6 million at fixed rates with $9.8 million expiring within one year. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. Fair values of off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing and were immaterial in 2004 and 2003.

NOTE 15 - EMPLOYEE BENEFIT PLAN

         The Company sponsors a Simple IRA Plan for the benefit of all eligible employees. The Bank contributes up to three percent of the employee's compensation. Employer contributions made to the Plan in 2004, 2003, and 2002 amounted to $31,822, $29,831, and $25,142, respectively.

NOTE 16 - STOCK OPTION PLANS

         In 1999, the Board of Directors awarded options (the "Organizers' Options") to purchase 4,000 shares of the Company's common stock to each of the organizing directors of the Company and the Bank (an aggregate of 40,000 shares). These options had an exercise price of $10.00 per share and became exercisable in one-third increments each year beginning on December 14, 2000. The Organizers' Options expire ten years from the date of grant, unless they terminate sooner as a result of the holder ceasing to be a director. Pursuant to the option agreements, the total number of such options outstanding as of December 31, 2004 has been adjusted to 53,240, and the exercise price has been adjusted to $7.51 per share as a result of the stock dividends discussed in Note 17 below. See Note 21 for an explanation of the effect of the 2005 10% stock dividend on these options.

         In 2003, the Company's shareholders approved the Cornerstone Bancorp 2003 Stock Option Plan (the "2003 Plan"), which reserved 125,000 shares of the Company's common stock for issuance upon exercise of options. Pursuant to the 2003 Plan, the number of shares reserved for issuance has been increased to 137,500 shares as a result of the 10% stock dividends declared in 2004 and 2005, which are discussed in Notes 17 and 21 below. Employees and Directors are eligible to participate in the 2003 Plan, which has a term of 10 years. Awards under the 2003 Plan must be made by the Board of Directors or by a Committee of Directors designated by the Board at an exercise price equal to the fair market value of the Company's common stock on the date of grant. A summary of the activity in the plans is presented below:

                                                                                  Year ended December 31,
                                                        ----------------------------------------------------------------------------
                                                               2004                       2003                      2002
                                                        ----------------------    ------------------------   -----------------------
                                                                      Weighted                    Weighted                Weighted
                                                                      average                    average                  average
                                                        Shares        exercise     Shares        exercise     Shares      exercise
                                                                       price                      price                    price
                                                        ------         -----       ------         -----       ------       -----
Outstanding at beginning of year ................       47,916     $    7.51       51,465      $   7.51       53,240      $   7.51
Granted (1) .....................................       19,800         11.36            -             -            -             -
Exercised .......................................            -             -            -             -            -             -
Forfeited or expired ............................            -             -       (3,549)         7.51       (1,775)         7.51
                                                       -------                    -------                     ------

Outstanding at end of year ......................       67,716     $    8.64       47,916      $   7.51       51,465      $   7.51
                                                       =======                    =======                     ======

Options exercisable at end of year ..............       47,916     $    7.51       47,916      $   7.51       51,465      $   7.51
Shares available for grant ......................      117,700                    137,500                          -

(1) Options granted during 2004 vest over a three year period, with one third vesting on each anniversary of the grant date.

         As described in Notes 17 and 21 below, the Company's Board of Directors declared 10 percent stock dividends to shareholders of record on May 10, 2005, May 11, 2004, March 17, 2003, and on April 30, 2002. The agreements relating to the Organizers' Options provide for proportionate adjustments in the number of shares subject to options and the exercise price of options in the event of stock dividends, stock splits and other similar stock transactions. Similarly, the 2003 Plan provides for proportionate adjustments in the number of shares reserved for issuance under the 2003 Plan, the number of shares subject to outstanding options and the exercise prices of outstanding options in the event of such transactions.

NOTE 17 - DIVIDENDS

         The Company has never paid cash dividends. The Company's ability to pay cash dividends is within the discretion of its Board of Directors, and is dependent on the Company's receiving cash dividends from the Bank. Federal banking regulations restrict the amount of dividends that the Bank can pay to the Company. Furthermore, because of its current growth plans, the Company has no current plans to pay cash dividends even if it would be able to do so. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. The Company's Board of Directors declared 10 percent stock dividends to shareholders of record on May 11, 2004, March 17, 2003 and on April 30, 2002. After giving effect to these stock dividends, the total number of common shares outstanding as of December 31, 2004 is 1,064,656.

NOTE 18 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 2004, the most recent notification of the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                              To be well capitalized
                                                                                          For capital        under prompt corrective
                                                                                       adequacy purposes          action provisions
                                                                                     ---------------------      --------------------
                                                                   Actual                   Minimum                    Minimum
                                                            -------------------      ---------------------      --------------------
                                                            Amount        Ratio      Amount          Ratio      Amount         Ratio
                                                            ------        -----      ------          -----      ------         -----
                                                                                     (dollars in thousands)
As of December 31, 2004
   Total Capital (to risk weighted assets) .........        $8,850        11.1%      $6,395          8.0%      $7,994          10.0%
   Tier 1 Capital (to risk weighted assets) ........         7,930         9.9        3,198          4.0        4,797           6.0
   Tier 1 Capital (to average assets) ..............         7,930         8.4        3,778          4.0        4,723           5.0

As of December 31, 2003
   Total Capital (to risk weighted assets) .........        $7,959        12.2%      $5,236          8.0%      $6,545          10.0%
   Tier 1 Capital (to risk weighted assets) ........         7,231        11.1        2,618          4.0        3,927           6.0
   Tier  1 Capital (to average assets) .............         7,231         9.0        3,201          4.0        4,001           5.0


         The Company is also subject to capital adequacy guidelines established by the FRB, but for holding companies with total assets of $150 million or less, capital adequacy is measured by the Bank's capital adequacy.

NOTE 19 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's financial instruments were as follows:

                                                                                               December 31,
                                                                      --------------------------------------------------------------
                                                                                 2004                               2003
                                                                      ----------------------------      ----------------------------
                                                                       Carrying            Fair           Carrying           Fair
                                                                        Amount             Value           Amount            Value
                                                                      ------------     -----------      -----------      -----------
FINANCIAL ASSETS
      Cash and due from banks ..................................      $ 3,008,847      $ 3,008,847      $ 2,575,157      $ 2,575,157
      Federal funds sold .......................................        4,130,595        4,130,595        3,158,508        3,158,508
      Investment securities ....................................       13,221,273       13,320,065       15,052,303       15,284,953
      Loans, gross .............................................       75,158,153       75,178,968       59,409,105       60,235,361
      Cash surrender value of life insurance policies ..........        1,515,172        1,515,172        1,088,338        1,088,338
FINANCIAL LIABILITIES
      Deposits .................................................       82,518,944       80,057,167       65,286,219       65,932,064
      Customer repurchase agreements ...........................        5,483,993        5,483,993        5,772,192        5,772,192
      Borrowings from Federal Home Loan Bank of Atlanta ........        3,400,000        3,366,174        5,000,000        5,000,000


NOTE 20 - PARENT COMPANY INFORMATION

         Following is condensed financial information of Cornerstone Bancorp (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                             December 31,
                                                                                                   ---------------------------------
                                                                                                      2004                   2003
                                                                                                   ----------             ----------
ASSETS
     Cash and interest bearing deposits ..............................................             $  836,037             $  870,019
     Investment in subsidiary ........................................................              7,909,750              7,262,623
     Other assets ....................................................................                 40,000                 40,000
                                                                                                   ----------             ----------

                                 Total Assets ........................................             $8,785,787             $8,172,642
                                                                                                   ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Accrued expenses ................................................................             $    8,327             $    5,990
     Shareholders' equity ............................................................              8,777,460              8,166,652
                                                                                                   ----------             ----------

                  Total Liabilities and Shareholders' Equity .........................             $8,785,787             $8,172,642
                                                                                                   ==========             ==========






                                                                     (Continued)

                         CONDENSED STATEMENTS OF INCOME

                                                                                                 Year ended December 31,
                                                                                   -------------------------------------------------
                                                                                      2004                2003                2002
                                                                                   ---------           ---------           ---------
INCOME
   Interest .............................................................          $   9,469           $  11,839           $  35,877

EXPENSE
   Sundry ...............................................................             44,428              54,794              30,564
                                                                                   ---------           ---------           ---------
      Income (loss) before equity in undistributed
         net income of bank subsidiary ..................................            (34,959)            (42,955)              5,313

   Equity in undistributed net income of subsidiary .....................            699,016             399,003             241,972
                                                                                   ---------           ---------           ---------

      Net income ........................................................          $ 664,057           $ 356,048           $ 247,285
                                                                                   =========           =========           =========


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                              Year ended December 31,
                                                                              ------------------------------------------------------
                                                                                  2004                 2003                 2002
                                                                              -----------          -----------          ------------
OPERATING ACTIVITIES
    Net income ......................................................         $   664,057          $   356,048          $   247,285
       Adjustments to reconcile net income to net
         cash provided by (used for) operating activities

       Equity in undistributed net income of subsidiary .............            (699,016)            (399,003)            (241,972)
       Increase (decrease) in accrued expenses ......................               2,337                5,732                 (578)
                                                                              -----------          -----------          -----------

          Net cash provided by (used for) operating activities ......             (32,622)             (37,223)               4,735
                                                                              -----------          -----------          -----------

INVESTING ACTIVITIES
    Investment in bank subsidiary ...................................                   -                    -           (1,000,000)
                                                                              -----------          -----------          -----------

FINANCING ACTIVITIES
          Cash paid in lieu of fractional shares ....................              (1,360)                (317)                 (75)
                                                                              -----------          -----------          -----------

          Net decrease in cash ......................................             (33,982)             (37,540)            (995,340)

Cash, beginning of year .............................................             870,019              907,559            1,902,899
                                                                              -----------          -----------          -----------

Cash, end of year ...................................................         $   836,037          $   870,019          $   907,559
                                                                              ===========          ===========          ===========

NOTE 21 - SUBSEQUENT EVENT

         On April 12, 2005, the Company declared a ten percent (10%) common stock dividend payable on May 27, 2005, to shareholders of record as of May 10, 2005. Per share amounts have been retroactively restated throughout the consolidated financial statements and notes to consolidated financial statements to reflect this stock dividend. After declaration of the 2005 stock dividend, the number of options granted to the Company's organizers in December, 1999 increased to 52,707 options and the exercise price decreased to $6.83 per share. Total options outstanding under the 2003 Plan increased to 41,580 options and the weighted average exercise price decreased to $11.03 per share.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                  June 30,              December 31,
                                                                                                    2005                   2004
                                                                                                    ----                   ----
ASSETS                                                                                          (Unaudited)
Cash and due from banks ............................................................          $   5,447,818           $   3,008,847
Federal funds sold .................................................................              1,528,000               4,130,595
                                                                                              -------------           -------------
     Cash and cash equivalents .....................................................              6,975,818               7,139,442

Investment securities
     Available-for-sale ............................................................              7,860,552               8,975,528
     Held-to-maturity (Fair value $3,747,375 at June 30, 2005 and
        $3,812,437 at December 31, 2004) ...........................................              3,709,253               3,713,645
     Other investments .............................................................                713,800                 532,100
Loans, net .........................................................................             75,315,357              74,238,769
Property and equipment, net ........................................................              4,364,589               3,778,983
Cash surrender value of life insurance policies ....................................              1,544,038               1,515,172
Other assets .......................................................................                788,996                 738,480
                                                                                              -------------           -------------
         Total assets ..............................................................          $ 101,272,403           $ 100,632,119
                                                                                              =============           =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest bearing .......................................................          $   9,430,475           $   9,405,079
         Interest bearing ..........................................................             72,599,761              73,113,865
                                                                                              -------------           -------------
         Total deposits ............................................................             82,030,236              82,518,944
     Customer repurchase agreements ................................................              3,040,240               5,483,993
     Borrowings from Federal Home Loan Bank of Atlanta .............................              6,721,296               3,400,000
     Other liabilities .............................................................                264,974                 451,722
                                                                                              -------------           -------------
         Total liabilities .........................................................             92,056,746              91,854,659
                                                                                              -------------           -------------
Commitments and contingencies
Shareholders' equity
     Preferred stock, 10,000 shares authorized, no shares issued ...................                      -                       -
     Common stock, no par value, 20,000,000 shares authorized,
         1,170,938 and 1,064,656 shares issued at June 30, 2005
         and December 31, 2004, respectively .......................................              9,018,750               8,253,812
     Retained earnings .............................................................                258,068                 543,807
     Accumulated other comprehensive loss ..........................................                (61,161)                (20,159)
                                                                                              -------------           -------------

         Total shareholders' equity ................................................              9,215,657               8,777,460
                                                                                              -------------           -------------
         Total liabilities and shareholders' equity ................................          $ 101,272,403           $ 100,632,119
                                                                                              =============           =============

         The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           For the three months ended June 30    For the six months ended June 30,
                                                           ----------------------------------    ---------------------------------
                                                                 2005               2004              2005              2004
                                                                 ----               ----              ----              ----
Interest and Dividend Income
  Interest and fees on loans ...............................  $1,315,317        $  930,966        $2,516,807        $1,819,923
  Investment securities ....................................     111,663           112,762           228,468           247,816
  Federal funds sold and interest bearing balances .........      29,187            10,899            42,500            20,031
                                                              ----------        ----------        ----------        ----------
     Total interest  income ................................   1,456,167         1,054,627         2,787,775         2,087,770
                                                              ----------        ----------        ----------        ----------

Interest Expense
  Deposits .................................................     443,636           276,593           834,586           541,032
  Borrowings and customer repurchase
  agreements ...............................................      46,458            21,118            87,795            50,224
                                                              ----------        ----------        ----------        ----------
     Total interest expense ................................     490,094           297,711           922,381           591,256
                                                              ----------        ----------        ----------        ----------

Net Interest Income ........................................     966,073           756,916         1,865,394         1,496,514
Provision for Loan Losses ..................................      20,794            48,501            35,794            88,071
                                                              ----------        ----------        ----------        ----------

     Net interest income after provision
     for loan losses .......................................     945,279           708,415         1,829,600         1,408,443
                                                              ----------        ----------        ----------        ----------

Noninterest Income
  Service charges on deposit accounts ......................     102,237            92,507           185,479           185,522
  Mortgage loan origination fees ...........................     143,596            64,636           204,702           139,643
  Gain on sale of securities ...............................           -                 -                 -             5,230
  Other ....................................................      19,528             7,450            47,508            21,260
                                                              ----------        ----------        ----------        ----------
     Total noninterest income ..............................     265,361           164,593           437,689           351,655
                                                              ----------        ----------        ----------        ----------

Noninterest Expense
  Salaries and employee benefits ...........................     480,612           384,829           906,722           791,855
  Premises and equipment ...................................     115,578           109,336           234,877           219,145
  Data processing ..........................................      31,223            40,541            60,716            84,078
  Professional fees ........................................      27,869            22,860            53,092            45,970
  Supplies .................................................      21,686            16,468            40,300            34,778
  Other ....................................................     112,034           104,040           213,349           195,391
                                                              ----------        ----------        ----------        ----------
     Total noninterest expense .............................     789,002           678,074         1,509,056         1,371,217
                                                              ----------        ----------        ----------        ----------
     Net income before taxes ...............................     421,638           194,934           758,233           388,881
Provision for income taxes .................................     161,000            74,078           276,464           147,775
                                                              ----------        ----------        ----------        ----------
     Net income ............................................  $  260,638        $  120,856        $  481,769        $  241,106
                                                              ==========        ==========        ==========        ==========

Earnings Per Share
  Basic ....................................................  $      .22        $      .10        $      .41        $      .21
  Diluted ..................................................  $      .22        $      .10        $      .40        $      .20
Weighted Average Shares Outstanding
  Basic ....................................................   1,170,938         1,170,938         1,170,938         1,170,938
  Diluted ..................................................   1,206,724         1,194,129         1,205,641         1,194,129

         The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                     EQUITY AND COMPREHENSIVE INCOME (LOSS)
                 For the six months ended June 30, 2005 and 2004
                                   (Unaudited)

                                                                                                        Accumulated
                                                               Common stock                                other           Total
                                                               ------------              Retained      comprehensive   shareholders'
                                                          Shares         Amount          earnings      income (loss)       equity
                                                          ------         ------          --------      -------------       ------

BALANCE, DECEMBER 31, 2003 ......................         967,968     $ 7,984,608     $   150,314      $    31,730      $ 8,166,652
                                                                                                                        -----------
     Net income .................................                                         241,106                           241,106
     Other comprehensive income, net of
          income taxes
       Unrealized loss on investment
          securities ............................               -               -               -          (93,890)         (93,890)
                                                                                                                        -----------
       Comprehensive income .....................                                                                           147,216
     Stock dividend (10%), net of cash in
       lieu of fractional shares ................          96,688         269,204        (270,564)               -           (1,360)
                                                        ---------     -----------     -----------      -----------      -----------

BALANCE, JUNE 30, 2004 ..........................       1,064,656     $ 8,253,812     $   120,856      $   (62,160)     $ 8,312,508
                                                        =========     ===========     ===========      ===========      ===========

BALANCE, DECEMBER 31, 2004 ......................       1,064,656     $ 8,253,812     $   543,807      $   (20,159)     $ 8,777,460
                                                                                                                        -----------
     Net income .................................               -               -         481,769                -          481,769
     Other comprehensive income, net of
          income taxes
       Unrealized loss on investment
          securities ............................               -               -               -          (41,002)         (41,002)
                                                                                                                        -----------
     Comprehensive income .......................                                                                           440,767
     Stock dividend (10%), net of cash in
       lieu of fractional shares ................         106,282         764,938        (767,508)               -           (2,570)
                                                        ---------     -----------     -----------      -----------      -----------

BALANCE, JUNE 30, 2005 ..........................       1,170,938     $ 9,018,750     $   258,068      $   (61,161)     $ 9,215,657
                                                        =========     ===========     ===========      ===========      ===========










         The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                   For the six months ended June 30,
                                                                                                   ---------------------------------
                                                                                                        2005                2004
                                                                                                        ----                ----
Operating Activities
     Net income ..........................................................................         $   481,769          $   241,106
     Adjustments to reconcile net income to net cash provided by operating activities
        Depreciation and amortization ....................................................             118,500              117,596
        Provision for loan losses ........................................................              35,794               88,071
        Gain on sale of investment securities available for sale .........................                   -               (5,230)
     Changes in operating assets and liabilities
        Change in interest receivable ....................................................             (39,481)              23,229
        Change in other assets ...........................................................             (39,901)              33,820
        Change in other liabilities ......................................................            (165,625)            (144,246)
                                                                                                   -----------          -----------

           Net cash provided by operating activities .....................................             391,056              354,346
                                                                                                   -----------          -----------

Investing Activities
     Proceeds from maturities and principal repayments of available for
       sale securities ...................................................................           1,049,207            4,854,199
     Proceeds from sale of investment securities available for sale ......................                   -              708,422
     Proceeds from  redemption of FHLB stock .............................................                   -               75,500
     Purchase of FHLB stock ..............................................................            (181,700)                   -
     Purchase of property and equipment ..................................................            (696,070)             (52,034)
     Purchase of life insurance policies .................................................                   -             (421,183)
     Purchase of investment securities available for sale ................................                   -           (3,467,795)
     Net increase in loans to customers ..................................................          (1,112,382)          (5,520,381)
                                                                                                   -----------          -----------
           Net cash used by investing activities .........................................            (940,945)          (3,823,272)
                                                                                                   -----------          -----------

Financing Activities
     Net increase (decrease) in demand, savings and time deposits ........................            (488,708)           4,416,946
     Net increase (decrease) in customer repurchase agreements ...........................          (2,443,753)             723,475
     Proceeds from FHLB advances .........................................................           3,350,000                    -
     Repayment of FHLB advances ..........................................................             (28,704)          (3,500,000)
     Cash paid in lieu of fractional shares ..............................................              (2,570)              (1,360)
                                                                                                   -----------          -----------

           Net cash provided by financing activities .....................................             386,265            1,639,061
                                                                                                   -----------          -----------

           Net decrease in cash and cash equivalents .....................................            (163,624)          (1,829,865)

Cash and Cash Equivalents, Beginning of Period ...........................................           7,139,442            5,733,665
                                                                                                   -----------          -----------

Cash and Cash Equivalents, End of Period .................................................         $ 6,975,818          $ 3,903,800
                                                                                                   ===========          ===========

Supplemental Information
    Cash paid for interest ...............................................................         $   947,876          $   577,674
    Cash paid for income taxes ...........................................................         $   444,000          $   285,430

         The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE BANCORP AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Principles

         A summary of significant accounting policies is included in the Cornerstone Bancorp 2004 Annual Report to Shareholders, which also contains the Company's audited financial statements for 2004 and is included in the Form 10-KSB for the year ended December 31, 2004.

Principles of Consolidation

         The consolidated financial statements include the accounts of Cornerstone Bancorp, the parent company, and Cornerstone National Bank (the "Bank"), its wholly owned subsidiary, and Crescent Financial Services, Inc., a wholly owned subsidiary of the Bank. All significant intercompany items have been eliminated in the consolidated statements.

Management Opinion

         The interim financial statements in this report are unaudited. In the opinion of management, all the adjustments necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature.

         The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim financial statements should be read in conjunction with the annual financial statements and notes thereto contained in the 2004 Annual Report on Form 10-KSB.

Earnings per Share

         Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" requires that the Company present basic and diluted net income per common share. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic net income per common share for the three months ended June 30, 2005 and 2004 was 1,170,938 shares. The weighted average number of common shares outstanding for diluted net income per share for the quarters ended June 30, 2005 and 2004 were 1,206,724 shares and 1,194,129 shares, respectively.

         The Company declared a ten percent common stock dividend on April 12, 2005. Per share data in 2004 has been restated to reflect this transaction, and 2005 per share data has been calculated assuming the effect of the ten percent stock dividend.

Stock Based Compensation

         The Company has stock-based  compensation  that is further described in
Note 16 to the financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004. The Company accounts for stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based compensation cost is reflected in net income, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The fair value of each option grant under the Company's plans is estimated on the date of grant using the Black-Scholes option pricing model.

         The Company awarded options to the Organizers in 1999 (the "Organizers' Options"). Each of the organizing directors was awarded options to purchase 4,000 shares of the Company's common stock at $10.00 per share. The options expire 10 years from the date of grant. The Company valued the options using the Black-Scholes model for purposes of disclosing the compensation that would have been expensed had the Company chosen to adopt SFAS No. 123 for accounting for these options. The risk free interest rate used in the calculation was 5.89 percent and the assumed dividend rate was zero. The expected option life was 3 years. Since 1999 no options have been exercised and 4,000 have been forfeited. As of June 30, 2005, after the effect of stock dividends, there are 52,707 Organizers' options outstanding. Each option is exercisable at a price of $6.83.

         The Company also has a stock-based employee and director compensation plan, which was approved by shareholders in 2003 (the "2003 Plan") and is further described in Note 16 to the financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Under the 2003 Plan, options to purchase 36,000 shares have been granted to date. The options were granted for a term of 10 years at an exercise price equal to the estimated market price on the dates of grant. The options vest over a three-year period. After the effect of the stock dividends declared in 2004 and 2005, 41,580 options are outstanding under the 2003 Plan at a weighted average exercise price of $11.03 per share.

         Under APB Opinion No. 25, no compensation expense was recorded at the dates of grant. However, the Company has calculated a fair value as of each date of grant using the Black-Scholes option pricing model. The risk-free interest rate used was the average 10 year Treasury note during the month in which the options were granted (ranging from 4.15%-4.22%) and the assumed dividend rate was zero. The expected option life used was eight years. Had the Company been accounting for the 2003 Plan under SFAS No. 123, the Company would have expensed approximately $5,570 for the quarter (approximately $3,451, net of tax) as compensation expense during the quarter ended June 30, 2005 based on the difference between the options' exercise prices and the fair value calculated using the Black-Scholes option pricing model. As illustrated in the table below, basic and diluted earnings per share for the six months ended June 30, 2005 would have been $.41 and $.39 per share, respectively, had the Company accounted for the options granted under SFAS No. 123.

                                                                                                   For the six months ended June 30,
                                                                                                   ---------------------------------
                                                                                                       2005                 2004
                                                                                                       ----                 ----
Net income:
As reported ............................................................................           $   481,769           $   241,106
Deduct:  Total stock-based compensation expense determined
  under fair value based method for all awards,  net of related tax effects ............                 6,902                 2,922
                                                                                                   -----------           -----------
Pro forma ..............................................................................           $   474,867           $   238,184
                                                                                                   ===========           ===========

Basic earnings per common share
As reported ............................................................................           $        .41           $      .21
Pro forma ..............................................................................           $        .41           $      .20

Diluted earnings per common share
As reported ............................................................................           $        .40           $      .20
Pro forma ..............................................................................           $        .39           $      .20

Estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of interest and noninterest income and expenses during the reporting period. Actual results could differ from those estimates. The primary significant estimate in the accompanying consolidated financial statements is the allowance for loan losses. A discussion of the significant factors involved in estimating the allowance for loan losses is included in this Form 10-QSB in "Management's Discussion and Analysis or Plan of Operation" in the section titled "Results of Operations" and in the Company's 2004 Form 10-KSB. The provision for income taxes is also considered a significant estimate.

Concentrations of credit risk

         The Bank makes loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and borrowers' ability to repay loans is not dependent upon any specific economic sector. The Bank monitors the portfolio for concentrations of credit on a quarterly basis using North American Industry Codes ("NAIC"). The Bank has loans in two NAIC categories that each represents more than 10% of the portfolio. These do not necessarily represent areas of greater risk in the portfolio. The NAIC concentrations are 12% in Residential Building Construction and 24% in Real Estate and Rental and Leasing. The portfolio also has loans representing 16 other NAIC categories.

Recently issued accounting standards

         The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
Company:

         In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No.123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective for small business issuers beginning with the first interim or annual reporting period of the registrant's first fiscal year beginning on or after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The effect of adoption, if any, will be measured and recognized in the statement of income on the date of adoption.

         In April 2005, the Securities and Exchange Commission's ("SEC") Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin ("SAB") No.107. SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

                      (This Page Intentionally Left Blank)

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM
  ARBITRATION ACT, SECTION 15-48-10, ET. SEQ., CODE OF LAWS OF SOUTH CAROLINA,
    1976 (AS AMENDED). THIS AGREEMENT IS ALSO SUBJECT TO ARBITRATION PURSUANT
          TO THE FEDERAL ARBITRATION ACT TITLE 9, SECTION 1 ET. SEQ.,
                       UNITED STATES CODE (AS AMENDED).

                         CORNERSTONE BANCORP APPENDIX A
                             SUBSCRIPTION AGREEMENT

         The undersigned, having received and reviewed the Prospectus (the "Prospectus") dated _________, 2005, of Cornerstone Bancorp (the "Company"), subject to the terms and conditions of the Prospectus, hereby subscribes for the number of shares of Common Stock of Cornerstone Bancorp (the "Common Stock"), shown below. The undersigned tenders herewith the purchase price of $13.50 per share to Cornerstone Bancorp. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of "Cornerstone Bancorp."

   Your Properly Completed Subscription Form and Payment Must Be Returned To:

                               CORNERSTONE BANCORP
                              1670 East Main Street
                          Easley, South Carolina 29640

Acknowledgments and Representations

     In connection with this subscription, the undersigned hereby acknowledges and agrees that:

      (1) This subscription may not be cancelled, terminated, or revoked by the undersigned before ____________, 2005. Upon acceptance in writing by Cornerstone Bancorp, the Subscription Agreement will be binding and legally enforceable against the undersigned until ____________, 2005. This subscription will only be deemed accepted upon agreement thereto by the President of Cornerstone Bancorp. No other person has authority to accept or reject a subscription on behalf of Cornerstone Bancorp.
      (2) Cornerstone Bancorp reserves the right to accept this subscription in whole or in part. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to all of the terms of this offer.
      (3) Cornerstone Bancorp reserves the right to cancel this subscription after acceptance until the date of issue of the Common Stock.
      (4) The shares of Common Stock subscribed for hereby are equity securities and are not savings accounts or deposits, and Investment therein is Not insured by the Federal Deposit Insurance Corporation.
      (5) This subscription is nonassignable and nontransferable, except with the written consent of Cornerstone Bancorp.
      (6) Subscription funds will not be held in escrow.
      (7) Subscription funds relating to any portion of a subscription that is not accepted or is cancelled will be returned to the subscriber without any interest thereon.
      (8) Certificates will be delivered by first class mail to the address set forth herein.
      (9) The undersigned has received a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. No person (including any Director of Cornerstone Bancorp) has given any information or made any representation not contained in the Prospectus, or, if given or made, such information or representation has not been relied upon.
      (10) Any dispute arising pursuant to this subscription agreement, or relating to the ownership, purchase or sale of the Common Stock, the Prospectus or the Registration Statement on Form SB-2 shall be resolved by binding arbitration in Columbia, South Carolina pursuant to the rules of the American Arbitration Association.
      (11) The undersigned represents that the state shown in the undersigned's address in this Subscription Agreement is the state of the undersigned's principal residence.

I wish to subscribe  for the  following  shares of  Cornerstone  Bancorp  Common
Stock:

Number of shares I want to buy is
____________ shares x $13.50 = $______________________*

My payment of that amount is enclosed.  Make check out to:
Cornerstone Bancorp.

*If this amount is more or less than the correct amount for the number of shares shown or as to which the subscription is accepted, I want to buy as many shares as this amount will buy at $13.50 per share (or as are accepted).

--------------------------------------------------------------------------------
(Name(s) in which stock certificates should be registered**)

--------------------------------------------------------------------------------
(Street Address)

--------------------------------------------------------------------------------
(City/State/Zip Code)

--------------------------------------------------------------------------------
(Social Security or Employer I.D. No.)

(     )                             (     )
-----------------------             ------------------------
(Home Telephone No.)                (Business Telephone No.)

**Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.

---------------------------             -------------------------------
(Signature)                                       (Date)

---------------------------             -------------------------------

         If shares are to be held in joint ownership, all joint owners should sign this Agreement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Under the South Carolina Business Corporation Act (the "SCBA"), a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Registrant's Articles of Incorporation do not limit such indemnification.

         Registrant's Articles of Incorporation provide that, to the extent permitted by the SCBA, Registrant's directors will not be personally liable to Registrant or its shareholders for monetary damages for breaches of their fiduciary duties. This provision does not, however, eliminate or limit the liability of any director (i) for any breach of the director's duty of loyalty to Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in the SCBA, or
(iv) for any transaction from which the director derived an improper personal benefit.

Item 25.  Other Expenses of Issuance and Distribution.

         SEC registration fee.............................      $      707.08
         Blue Sky filing fees.............................           1,000.00*
         Accounting fees..................................          15,000.00*
         Legal fees and expenses..........................          35,000.00*
         Printing and Mailing Costs.......................           4,000.00*
         Transfer agent's fees and expenses...............           4,000.00*
         Miscellaneous....................................             293.00*
                                                                -------------
               Total......................................      $   60,000.08
                                                                =============
* Estimated

Item 26.  Recent Sales of Unregistered Securities.

         None.

Item 27.  Exhibits.

         See Exhibit Index.

Item 28.  Undertakings.

       (a)    The Registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to 17 C.F.R.Section 230.424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3)    To  file  a   post-effective   amendment   to  remove  from
                     registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Easley, State of South Carolina, on August 25, 2005.


By:    s/Jennifer M. Champagne               By:   s/J. Rodger Anthony
    ----------------------------------           -------------------------------
    Jennifer M. Champagne                        J. Rodger Anthony
    Chief Financial Officer (Principal           Chief Executive Officer
    Financial and Accounting Officer)

                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints J. Rodger Anthony and Jennifer M. Champagne, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                                                      Title                                                 Date
---------                                                      -----                                                 ----

s/J. Rodger Anthony                                            President,                                        August 25, 2005
--------------------------------                               Chief Executive Officer, Director
J. Rodger Anthony

s/ Walter L. Brooks                                            Director                                          August 25, 2005
--------------------------------
Walter L. Brooks

s/T. Edward Childress, III                                     Director                                          August 25, 2005
--------------------------------
T. Edward Childress, III

s/Ben L. Garvin                                                Director                                          August 25, 2005
--------------------------------
Ben L. Garvin

s/J. Bruce Gaston                                              Director                                          August 25, 2005
--------------------------------
J. Bruce Gaston

--------------------------------                               Director
S. Ervin Hendricks, Jr.

s/Joe E. Hooper                                                Director                                          August 25, 2005
--------------------------------
Joe E. Hooper

s/Robert R. Spearman                                           Director                                          August 25, 2005
--------------------------------
Robert R. Spearman

s/John M. Warren, Jr., M.D.                                    Director                                          August 25, 2005
--------------------------------
John M. Warren, Jr., M.D.

s/George I. Wike, Jr.                                          Director                                          August 25, 2005
--------------------------------
George I. Wike, Jr.

                                  EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------


     3.1                   Articles of  Incorporation  of the Registrant  (incorporated by reference to exhibits to
                           Registrant's Registration Statement on SB-2 (No. 333-79543) (the "1999 SB-2")).

     3.2                   Bylaws of Registrant (incorporated by reference to the 1999 SB-2).

     4.1                   Specimen Common Stock Certificate (incorporated by reference to the 1999 SB-2).

     4.2                   Form of Option  Agreement  Issued to Organizers  (incorporated  by reference to exhibits to  Registrant's  Form  10-KSB  for the year  ended  December  31,  1999).

     5                     Opinion of Haynsworth Sinkler, Boyd, P.A. relating to validity of securities offered.

     10.1                  Change of Control  Agreements  (incorporated  by reference  to exhibits to  Registrant's
                           Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004).

     10.2                  Cornerstone  Bancorp 2003 Stock Option Plan  (incorporated  by reference to Registrant's
                           Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003).

     10.3                  Information about increases  in director fees and executive  compensation  (incorporated by reference to Form 8-K filed February 17, 2005).

     21                    Subsidiaries  of the  Registrant  (incorporated  by reference to the Form 10-KSB for the year ended December 31, 2004).

     23.1                  Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5)

     23.2                  Consent of Elliott Davis LLC

     24                    Power of Attorney (included on signature page)